CONSTRUCTION MANAGEMENT AGREEMENT

                                     BETWEEN

                          LEHRER McGOVERN BOVIS, INC.,
                             as Construction Manager

                                       AND

                             LAS VEGAS SANDS, INC.,
                                    as Owner

                           GRAND VENETIAN HOTEL/CASINO
                                LAS VEGAS, NEVADA

                             As of February 15, 1997



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                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----

ARTICLE 1     DEFINITIONS..................................................1

ARTICLE 2     ENGAGEMENT OF CONSTRUCTION MANAGER...........................8

ARTICLE 3     CONSTRUCTION MANAGER'S DUTIES...............................10

ARTICLE 4     ENGAGEMENT OF ARCHITECT.....................................25

ARTICLE 5     SELECTION OF CONTRACTORS; CONTRACTS.........................25

ARTICLE 6     CONSTRUCTION MANAGEMENT FEE;
              GUARANTEED MAXIMUM PRICE; GUARANTY OF
              TIME........................................................30

ARTICLE 7     PAYMENT OF REIMBURSABLE COSTS...............................45

ARTICLE 8     ADVANCE PURCHASING..........................................54

ARTICLE 9     APPLICATIONS FOR PAYMENT....................................55

ARTICLE 10    OWNER'S DUTIES AND RIGHTS...................................60

ARTICLE 11    TERMINATION.................................................67

ARTICLE 12    MISCELLANEOUS...............................................71


Schedules
---------

A        Payment of Construction Management Fee
B        Form of Trade Contract
C        Liquidated Damages and Early Completion Bonus
D        Wage Rates
E        Required Insurance (Construction Manager)
F        Owner's Insurance

Exhibits
--------

A-1      Direct Guaranty
A-2      P & O Guaranty

B        Guaranteed Maximum Price


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                  CONSTRUCTION MANAGEMENT AGREEMENT ("Agreement") dated as of this 15th day of February, 1997, between Lehrer McGovern Bovis, Inc., a New York corporation having its office at 200 Park Avenue, New York, NY 10166 ("Construction Manager"), and Las Vegas Sands, Inc., a Nevada corporation having its office at 3355 Las Vegas Boulevard South, Las Vegas, NV 89109 ("Owner"), regarding the project known as the Grand Venetian Hotel/Casino.

FOR GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND
SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED,
CONSTRUCTION MANAGER AND OWNER AGREE AS FOLLOWS:

                                    ARTICLE 1

                                   DEFINITIONS

                  1.1 The "Project" is the first phase of a mixed use hotel/casino complex which will be constructed in two phases. The first phase (to be constructed on the south portion of the site) will have:

                  a hotel tower with approximately 3,000 hotel suites;

                  a podium structure which contains a casino of approximately 100,000 gross square feet (gsf), banquet and meeting facilities, a showroom and support spaces, which will be shared by this hotel and a second phase hotel; a second level retail complex of approximately 485,000 gsf (250,000 sf of gross leasable area (gla)) with an upper retail level of approximately 485,000 gsf (including voids in double


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high spaces in the upper retail level (250,000 gla) and exitways and corridors);
and a pool deck with public areas at the roof;

                  a parking structure for approximately 4,500 vehicles; expansion to the Sands Exposition Center;

                  a central utility plant to serve both the north and the south portions (i.e., phases one and two) of the site; and

                  site improvements and infrastructure related to both the north and south portions (i.e., phases one and two) of the site.

                  The site for phases one and two of the above-described complex is the site of the Sands Expo Center and the former Sands Hotel and Casino and may include small contiguous properties that are not currently owned by Owner. Owner and Construction Manager acknowledge and confirm that Owner may wish to engage Construction Manager to perform certain design management, value engineering, procurement, scheduling, estimating and other services in connection with the second phase of the above-described complex, and Construction Manager desires to perform such services. However, such services will be covered not by this Agreement (except in connection with components of the entire complex that will be used by both phases and are being constructed as part of the first phase (e.g., the central utility plant)), but by a separate agreement to be entered into by and between Owner and Construction Manager. Where there is unavoidable overlap between reimbursable costs covered by this Agreement and reimbursable costs covered by such separate agreement (e.g., reimbursable costs in connection with services relating to the procurement of materials and equipment for both phases of the above-described complex),


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Construction Manager and Owner shall jointly determine a reasonable allocation of such costs. In no event shall any reimbursable cost be covered by both this Agreement and such separate agreement.

                  1.2 The "Work" is the performance and supply through independent Contractors and Construction Manager's own forces of all work, labor, services, materials, supplies, and equipment necessary to construct the Project, which Work is to be specified in the Contract Documents. The Work shall not include activities to be performed, or labor, services, materials, supplies and equipment to be supplied, by Owner hereunder.

                  1.3 "Work Charges" shall mean the sum of (a) all amounts payable to Contractors pursuant to all trade contracts and purchase orders, excluding all trade contracts and purchase orders covering inspections and/or testing of the Work only and all contracts described in Section 1.4 and (b) all Reimbursable Costs.

                  1.4 "Architect" refers to TSA of Nevada, LLP and WAT&G, Inc. Nevada, jointly, or any replacement thereof designated by Owner. Architect shall perform (and has been performing) design services for the Project; Owner intends to enter into an agreement with Architect (the "Architect's Agreement") with respect to these services, and will provide Construction Manager with a copy of such agreement immediately upon its execution and delivery. The Architect and/or Owner may retain the services of additional structural, mechanical, electrical and other engineers, inspectors, inspection agencies, and all other contractors and consultants (collectively, "Agencies") normally and customarily retained by an architect or owner to design the elements and inspect and test the construction of a complete building structure and

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system. In addition, Owner intends to engage Agencies to perform services in connection with those services in connection with the Project that are Owner's responsibility (i.e., the "exclusions" that are part of the Assumptions (as defined in Section 6.4)), including certain construction services and the providing of a field office at the Project site. Subject to Section 2.4, Construction Manager's services hereunder shall include monitoring the work performed by, and coordinating and managing the activities of (i.e., scheduling and attending meetings, coordinating schedules, facilitating and participating in communications, etc.), all Agencies, including those engaged to perform design, engineering and/or construction services.

                  1.5 "Contractor" refers to any person or entity who or which performs and/or supplies a portion of the Work as an independent contractor pursuant to a trade contract with Construction Manager, or pursuant to a purchase order issued by Construction Manager and approved by Owner, as herein provided.

                  1.6 "Contract Documents" shall be comprised of as they come into existence: this Agreement; the Architect's Agreement; the trade contracts; the general conditions, exhibits and schedules to said trade contracts; the purchase orders (together with terms and conditions thereof); the plans, drawings, and specifications prepared, approved, or reevaluated by Architect; all approved written or graphic interpretations, clarifications, amendments, and changes to any of the foregoing documents; change orders; and scope changes.

                  1.7 "Guaranteed Maximum Price" shall have the meaning set forth in Section 6.3 of this Agreement.


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                  1.8 "Substantial Completion" refers to the stage in the
progress of the Work when the Work is sufficiently complete in accordance with the Contract Documents so that (assuming that the appropriate furniture, fixtures and equipment (including casino equipment) the installation of which is not part of the Work have been installed by Owner and that Owner's personnel have received adequate training) Owner can utilize the Work for its intended uses and all aspects of the Project can be open to the general public. Substantial Completion shall not be achieved until, among other things, subsection 3.3.23 is complied with, all Project systems included in the Work are operational as designed, all designated or required governmental certificates of occupancy and other permits, inspections and certifications have been achieved, made and posted (provided that a temporary certificate of occupancy rather than a permanent certificate of occupancy may have been achieved, made and posted, so long as the obtaining of a temporary, rather than a permanent, certificate of occupancy does not prevent any aspect of the Project from being open to the general public) and all instruction of Owner's personnel in the operation of the Project systems that is provided for in trade contracts has been completed. In general, the only remaining Work after Substantial Completion has been achieved shall be minor in nature, so that the completion of all remaining Work would not materially interfere with or hamper the Project's normal business operations. Notwithstanding any other provision hereof, but subject to the last sentence of subsection 3.3.24, Construction Manager shall not be responsible for any delay in achieving Substantial Completion to the extent such delay is (a) expressly set forth in subsection 3.3.24 as not being Construction Manager's responsibility, (b) attributable to any breach by Owner of its


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obligations hereunder, including its obligations under subsection 3.3.23 and/or
(c) attributable to any errors or omissions in the plans, drawings and specifications prepared by Architect or any breach by Architect of its obligations under the Architect's Agreement (except to the extent such delay would have been prevented or reduced if Construction Manager had, with diligence and due care and its best skill and attention, performed its duties and responsibilities under Section 6.5 and the last sentence of Section 1.4).

                  1.9 "Final Completion" refers to the stage in the progress of the Work after Substantial Completion has been achieved when the Owner finds the Work (including all so-called "punch list" items) complete and in accordance with the Contract Documents and all obligations of Construction Manager under this Agreement (except for those obligations which are intended to be satisfied after Final Completion) fully satisfied. In addition, before Final Completion shall be deemed to have been achieved, Construction Manager shall have submitted or caused to be submitted to Owner (i) all warranties and guarantees and assignments thereof required under or pursuant to the Contract Documents in form reasonably satisfactory to Owner; (ii) an affidavit that payrolls, bills for materials and equipment and other indebtedness connected with the Work for which the Owner or the Owner's property might be responsible or encumbered have been paid or otherwise satisfied; (iii) a certificate evidencing that insurance required by the Contract Documents to remain in force after final payment is currently in effect and will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to Owner; (iv) master, submaster and special keys with keying schedule; (v) printed or


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typewritten operating, servicing, maintenance and cleaning instructions for all
Work and parts lists and special tools for mechanical and electrical Work; (vi) if requested by Owner, adequate verbal instructions in the operation of mechanical, electrical, plumbing and other systems; and (vii) if requested by Owner other data establishing payment or satisfaction of Construction Manager's obligations to all Contractors, such as receipts, releases, waivers of liens, claims, security interests or encumbrances arising out of the Work, to the extent and in such form as may be designated by Owner, including without limitation a Final Waiver of Liens from Construction Manager (AIA Document G-706 or other form satisfactory to Owner) and final lien waivers or releases from each Contractor in such form as to constitute effective releases of lien under applicable law. If a Contractor refuses to furnish a release or waiver required by Owner and such Contractor files a lien against the Project or any of Owner's property, Construction Manager shall furnish a bond satisfactory to Owner to indemnify Owner against such lien within thirty (30) days after being given written notice or otherwise first becoming aware of the filing of such lien (or any shorter period if required under any of Owner's loan documents, if such bond is obtainable within such shorter period). If such lien remains unsatisfied after payments are made and Construction Manager does not satisfy its obligations under the preceding sentence, Construction Manager shall promptly refund to Owner all money that Owner may be compelled to pay in discharging such lien, including all costs and reasonable attorneys' fees.

                  1.10 "Project Components" shall have the meaning set forth in
Section 6.4 of this Agreement.


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                  1.11 "Drawings" shall mean all Schematic Design Documents,
Design Development Documents and Construction Documents prepared by Architect or Agencies engaged by Architect and may, on a case-by-case basis, include so-called "county submission documents." Wherever Construction Manager is unsure whether a "county submission document" is a Drawing for purposes of this Agreement, it shall request guidance from Owner and Owner shall promptly provide such guidance.

                                    ARTICLE 2

                       ENGAGEMENT OF CONSTRUCTION MANAGER

                  2.1 Owner engages Construction Manager to use its best skill and attention to manage and coordinate the Work and to provide construction management services, all in accordance with this Agreement and all such that the Work will be timely and properly completed in accordance with this Agreement and the other Contract Documents. Owner shall pay Construction Manager as compensation for its services the Construction Management Fee set forth on Schedule A attached hereto and made a part hereof.

                  2.2 Construction Manager represents that it has examined the Project site and the surrounding locale, and is familiar with the working conditions in and around such site except for conditions not apparent from tests heretofore submitted to Construction Manager or from visual inspection of the site, or from a review of surveys or plans heretofore submitted to Construction Manager of presently existing conditions at the site.


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                  2.3 Nothing in this Agreement shall be deemed to require, or authorize, or permit Construction Manager to perform any act, which would constitute design services, laboratory testing, inspection services, investigations, or the practice of architecture, professional engineering, certified public accounting or law. Except as expressly set forth to the contrary in Article 6 and any of the other provisions herein, the recommendations, advice, budgetary information and schedules to be furnished by Construction Manager under this Agreement shall not be deemed to be warranties or guarantees or constitute the performance of licensed professional services, but, nonetheless, such recommendations, advice, budgetary information and schedules shall represent Construction Manager's best knowledge and judgment relating to the construction of the Project.

                  2.4 Notwithstanding any other provision hereof, but subject to
Section 6.6, in no event shall Construction Manager be responsible for any design errors or deficiencies in any Drawing prepared by Architect or any Agency except to the extent such error or deficiency is attributable to the failure by Construction Manager to perform any of its express obligations hereunder.

                  2.5 This Agreement is the principal document governing the relationship between Construction Manager and Owner, and in connection with such relationship, in the event of any conflict between this Agreement and any other Contract Document, this Agreement shall govern.


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                                    ARTICLE 3

                          CONSTRUCTION MANAGER'S DUTIES

                  Construction Manager accepts the relationship of trust and confidence established between Construction Manager and Owner by this Agreement. Construction Manager recognizes the necessity of a close working relationship with Owner and agrees: to furnish the skill and judgment of its organization in the performance of this Agreement and to cooperate with Architect in furthering the interests of Owner. Construction Manager shall provide Construction Manager's knowledge, ideas, experience and abilities relating to the planning of the construction of the Project; furnish efficient business administration and superintendence; and use its best efforts to arrange for an adequate supply of workmen and materials, equipment, tools and other services and things to complete the Work in the best and soundest way and in the most expeditious and economical manner consistent with the interests and objectives of Owner and the Contract Documents. Construction Manager agrees to advise and make recommendations to Owner as follows:

                  3.1      DESIGN PHASE.

                  3.1.1 Owner and Construction Manager, in conjunction with Architect, shall develop a design phase schedule as follows:

                  PHASE 1: Based upon Owner's Project requirements,
Schematic Design Documents will be prepared by Architect and approved by Owner. These schematics are for the purpose of assisting Owner in determining the feasibility and cost of the Project.


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                  PHASE 2: Upon approval of Schematic Designs Documents and
authorization from Owner to proceed, Architect shall prepare Design Development Documents to fix the size and character of the Project as to structural, mechanical and electrical systems, materials and other appropriate essential items in the Project.

                  PHASE 3: From Owner approved Design Development Documents, Architect will prepare working Construction Documents setting forth in detail the requirements for the construction of the Project, and based upon codes, laws or regulations which have been enacted at the time of their preparation. Construction of the Project shall be in accordance with these Construction Documents as approved by Owner. The Construction Documents shall remain the property of Owner.

                  3.2 PRECONSTRUCTION PHASE. During the design and preconstruction phases, Construction Manager's duties and services shall include the following:

                  3.2.1 Construction Manager shall provide to Owner and Architect for review and acceptance by Owner, and periodically update (not less than monthly), a Project Schedule that coordinates and integrates Construction Manager's services, the Architect's services, the Schedule (as defined in the Architect's Agreement) and the Owner's responsibilities with anticipated construction schedules. Supplementing the foregoing, Construction Manager shall review all proposed updates to the Schedule submitted by the Architect to Owner and Construction Manager and shall promptly recommend to Owner whether any such update should be approved.


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                  3.2.2 Construction Manager shall provide preliminary
evaluation of the design documents for consistency with Project budget requirements. Construction Manager shall consult with the entire construction team, (i.e., Owner, Architect and any appropriate Agencies (as defined in Section 1.4)) on the availability and costs of alternative systems and materials and other "value engineering" suggestions, and shall provide cost evaluations of alternative materials and systems. Construction Manager shall assist Owner and Architect in achieving mutually-agreed upon program and Project budget requirements and other design parameters.

                  3.2.3 Construction Manager shall review designs for con structability during their development. Construction Manager shall advise on site use and improvements, selection of materials, building systems and equipment and methods of Project delivery. Construction Manager shall provide recommendations on relative feasibility of construction methods, availability of materials and labor, time requirements for procurement, installation and construction, and factors related to cost including, but not limited to, costs of alternative designs or materials, preliminary budgets and possible economies.

                  3.2.4 Construction Manager shall attend and if requested arrange for meetings with Owner, Architect and others at reasonable times and places and as Owner shall otherwise request.

                  3.2.5 Construction Manager shall coordinate efforts to obtain all necessary permits, approvals, licenses (except gaming permits, approvals and licenses) and easements required for the construction, use and occupancy of each portion of the Project, shall attend meetings with governmental authorities and other


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persons and entities in connection therewith as required, shall prepare construction-related presentations, reports and data for such meetings, shall prepare all required written applications relating to construction as necessary or appropriate, and shall advise Owner in connection with all of the foregoing. In connection with all of the foregoing, Owner shall comply with its obligations under Sections 10.4 and 10.11 hereof and shall in general work jointly and diligently with Construction Manager in connection with all efforts to obtain such permits, approvals, licenses and easements.

                  3.2.6 Construction Manager shall coordinate Contract Documents by consulting with Owner and the Architect regarding all Drawings as they are being prepared, and recommending alternative solutions whenever design details affect construction feasibility, cost or schedules. The preceding sentence, and subsections 3.2.2 and 3.2.3, are supplemented by Section 6.5.

                  3.2.7 Construction Manager shall provide recommendations and information to Owner regarding the assignment of responsibilities for safety precautions and programs; temporary Project facilities; and equipment, materials and services for common use of Contractors. Construction Manager shall verify that the requirements and assignment of responsibilities are included in the proposed Contract Documents.

                  3.2.8 Construction Manager shall advise on the separation of the Project into Contracts for various categories of Work. Construction Manager shall advise on the method to be used for selecting Contractors and awarding Contracts. If separate Contracts are to be awarded, Construction Manager shall review the Drawings and make recommendations as required to provide that (1) the

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Work of the separate Contractors is coordinated, (2) all requirements for the
Project have been assigned to the appropriate separate Contract, (3) the likelihood of jurisdictional disputes has been minimized, and (4) proper coordination has been provided for phased construction.

                  3.2.9 Construction Manager shall develop a Project Construction Schedule providing for all major elements such as phasing of construction and times of commencement and completion required of each separate Contractor. Construction Manager shall provide a schedule for each set of Bidding Documents.

                  3.2.10 Construction Manager shall investigate and recommend a schedule for Owner's purchase of materials and equipment requiring long lead time procurement, and coordinate the schedule with the early preparation of portions of the Contract Documents by the Architect. Construction Manager shall expedite and coordinate delivery of these purchases. Owner represents and warrants that as of the date hereof, and except with respect to certain agreements for the purchase of tower cranes (which tower cranes Owner is permitting Construction Manager to use for no fee in connection with the Work), it has not entered into any binding agreement for the purchase of any materials and equipment intended to constitute part of the Work. (Owner has also entered into a binding agreement with a third party for the fabrication of certain theming elements, the installation of which (but not the fabrication of which) is part of the Work.)

                  3.2.11 Construction Manager shall provide an analysis of the types and quantities of labor required for the Project and review the availability of

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appropriate categories of labor required for critical Phases. Construction
Manager shall make recommendations for actions designed to minimize adverse effects of labor shortages.

                  3.2.12 Construction Manager shall assist Owner to identify or verify applicable requirements for equal employment opportunity programs for inclusion in the proposed Contract Documents.

                  3.2.13 Construction Manager shall make recommendations for pre-qualification criteria for bidders and develop bidders' interest in the Project and shall assist Owner in the selection of Contractors as set forth in
Article 4.

                  3.2.14 Construction Manager shall provide printing services (at Owner's expense (i.e., outside of the Guaranteed Maximum Price)) for, document storage of all originals of, and document inventory of, all Drawings.

                  3.3      CONSTRUCTION PHASE.

                  3.3.1 Construction Manager agrees to furnish a staff for the overall administration, coordination, management, and superintendence of the Work. Construction Manager is not expected to have the expertise or responsibility of an architect or professional engineer. (The preceding sentence is not meant to abrogate or modify subsection 3.3.13, Section 12.11 or Article 6.)

                  3.3.2 Construction Manager agrees to schedule and attend regular meetings with Owner and Architect at reasonable times and places and as Owner shall otherwise request, and to present reports on the progress of the Work.

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                  3.3.3 Construction Manager agrees to require each Contractor to perform and complete its respective portion of the Work in accordance with the Contract Documents pertaining to such Contractor.

                  3.3.4 Construction Manager agrees to arrange for all work, labor, services, materials, supplies, and equipment necessary for the execution and completion of the Work.

                  3.3.5 Construction Manager agrees to cause to be performed any work and furnish and install any materials and equipment which Construction Manager deems reasonably necessary during an emergency endangering life or property. Construction Manager shall notify Owner of the emergency as soon as practicable but shall not wait for instruction before proceeding unless the cost to be incurred by reason thereof shall exceed $5,000.00. Construction Manager agrees to review and coordinate the safety programs of the Contractors who shall have the primary obligation for Project safety.

                  3.3.6 Consistent with the construction schedule issued with the Bidding Documents, and utilizing the Contractors' Construction Schedules provided by the separate Contractors, Construction Manager shall update the Project Construction Schedule incorporating the activities of Contractors on the Project, including activity sequences and durations, allocation of labor and materials, processing of Shop Drawings, Product Data and Samples, and delivery of products requiring long lead time procurement. Construction Manager shall include the Owner's occupancy requirements showing portions of the Project having occupancy priority. Construction Manager shall update and reissue the Project Construction


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Schedule as required to show current conditions and revisions required by actual experience and furnish copies of such updates to Owner and Architect.

                  3.3.7 Construction Manager agrees to follow Owner's instruction, upon Owner's or Architect's specific advice, to reject work which does not conform to the Contract Documents. Upon advice of Architect, Construction Manager shall make arrangements for special inspections or testing.

                  3.3.8 Subject to Section 10.7(a), Construction Manager agrees to follow Owner's instructions regarding the removal or uncovering of portions of the Work.

                  3.3.9 Construction Manager shall be the judge of performance and progress by Contractors of their obligations under the Contract Documents, following consultation with Owner. The foregoing is not meant to nullify, restrict or modify any of Owner's rights hereunder, including Owner's rights under subsection 3.3.13 and Sections 9.1 and 9.6.

                  3.3.10 Construction Manager agrees to prepare and issue change orders evidencing a change in a Contract Document or a direction to a Contractor with respect to the execution of the Work or the means, methods or pace of performing the Work. Such orders shall be signed by Construction Manager only on authorization by Owner, provided that Owner's prior authorization shall not be required with respect to any such order that is under $10,000, and provided further that the aggregate amount of such orders with respect to which both (i) Owner's prior authorization is not required or obtained and (ii) Owner's ratification of such change order for purposes of this sentence is not obtained after such order has been issued,

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shall not exceed $100,000. In all events, (a) a copy of each such change order shall be given promptly to Owner and Architect by Construction Manager and (b) in no event shall any such change order result in a change in the Guaranteed Maximum Price. Construction Manager shall have authority to direct that Contractors work overtime and take such other steps as deemed by Construction Manager to be necessary to achieve timely progress of the Work (unless the necessity of such overtime or other steps in order to achieve timely progress of the Work is caused by acts or omissions of Owner, Architect or Agencies, in which case Construction Manager shall not so direct unless authorized to do so by Owner), provided that in no event shall Construction Manager be entitled to an increase in the Guaranteed Maximum Price on account of any such direction except pursuant to a Scope Change issued in accordance with Section 10.7.

                  3.3.11 Construction Manager shall develop cash flow reports and forecasts as needed.

                  3.3.12 Construction Manager shall provide regular monitoring of the Guaranteed Maximum Price, showing actual costs for activities in progress and estimates for uncompleted tasks. Construction Manager shall identify and inform Owner of variances between actual costs and the budgeted costs that comprise the then-existing Guaranteed Maximum Price, and shall promptly advise Owner whenever the projected cost of any portion of the Work is likely to exceed the budgeted cost for such portion used in the calculation of the then-existing Guaranteed Maximum Price.

                  3.3.13 Construction Manager warrants to Owner that materials and equipment furnished by Construction Manager and Contractors will be of first


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class quality and new unless otherwise required or permitted by the Contract
Documents, that the Work will be free from defects not inherent in the quality required or permitted, and that the Work will conform with the requirements of the Contract Documents. Work not conforming to these requirements shall be considered defective. Construction Manager's warranty excludes remedy for damage or defect caused by normal wear and tear under normal usage. If required by Owner, Construction Manager shall furnish satisfactory evidence as to the kind and quality of materials and equipment. The Contractor shall issue in writing to the Owner as a condition precedent to final payment a "General Warranty" reflecting the terms and conditions of this subsection 3.3.13 for all Work and promising to replace or repair promptly, at its own cost and expense, any defects which develop. The General Warranty (which shall be effective even if Construction Manager refuses to deliver it in writing as required above) shall
(i) be for twelve (12) months from the date Substantial Completion of the Work is achieved, (ii) provide that where defects occur, Construction Manager shall assume responsibility for all repairs to or replacements of other portions of the Work made necessary by such defects, and for all expenses incurred in repairing and replacing other components of the Project that were not part of the Work but were affected by such defects and (iii) shall otherwise be in form and substance reasonably satisfactory to Owner. Construction Manager agrees to use its best efforts to cause each Contractor to perform such guarantees and warranties as are set forth in the Contractor's trade contract or purchase order, and to assign any such guaranty or warranty to Owner upon request. (Whether or not expenses incurred by Construction Manager in connection with its efforts and actions pursuant to this


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subsection 3.3.13 shall be borne by Construction Manager or are Reimbursable
Costs is addressed in paragraph (C) of Section 6.3.)

                  3.3.14 Construction Manager shall record the progress of the Project on a daily basis and shall submit such progress reports to Owner which reports shall contain a record of weather, Work on the site, number of workers, Work accomplished, problems encountered, and other similar relevant data as Owner may require. Construction Manager shall submit monthly written progress reports to Owner including information on each Contractor and each Contractor's work, as well as the entire Project, showing percentages of completion and number and amounts of Change Orders. Such progress reports shall be available to Owner and Architect.

                  3.3.15 Construction Manager shall maintain at the Project site, on a current basis: a record copy of all Contracts, Drawings, Specifications, addenda, Change Orders and other Modifications, in good order and marked to record all changes made during construction; Shop Drawings; Product Data; Samples; submittals; purchases; materials; equipment; applicable handbooks; maintenance and operating manuals and instructions; other related documents and revisions which arise out of the Contracts or Work. Construction Manager shall maintain records, in duplicate, of principal building layout lines, elevations of the bottom of footings, floor levels and key site elevations certified by a qualified surveyor or professional engineer. Construction Manager shall make all records available to Owner and the Architect.

                  3.3.16 Construction Manager shall arrange for delivery and storage at the site (to the extent practical), for all purchased materials, systems and

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equipment which are a part of the Project until such items are incorporated into the Project. In addition, the protection of and security for such materials, systems and equipment after such delivery to the site and until such items are incorporated into the Project is Construction Manager's responsibility.

                  3.3.17 With Owner's maintenance personnel, Construction Manager shall observe the Contractors' checkout of utilities, operational systems and equipment for readiness and assist in their initial start-up and testing. Construction Manager shall arrange for the appropriate Contractors to assist in training Owner's personnel, as needed, to operate and maintain all systems and equipment, and shall monitor, as necessary, this training.

                  3.3.18 When Construction Manager considers each Contractor's Work or a designated portion thereof substantially complete, Construction Manager shall prepare a list of incomplete or unsatisfactory items and a schedule for their completion. Construction Manager shall assist Architect in conducting inspections. After Substantial Completion of the Work has been achieved, Construction Manager shall coordinate the correction and completion of the Work remaining to be completed.

                  3.3.19 Construction Manager shall evaluate the completion of the Work of the Contractors. Construction Manager shall assist Owner and Architect in conducting final inspections.

                  3.3.20 Construction Manager shall secure from Contractors and transmit to Owner required guarantees, warranties, affidavits, releases, bonds and waivers. Construction Manager shall deliver all keys, manuals, record drawings and maintenance stocks to Owner.

                  3.3.21 Construction Manager agrees that it will not disclose to third parties, without the consent of Owner, any confidential or proprietary information obtained from or through Owner.

                  3.3.22 Construction Manager agrees to exercise such controls as may be necessary for proper financial management under this Agreement; the accounting and control systems shall be satisfactory to Owner. Construction Manager agrees to keep full and detailed Project books and records showing the charges billed to Owner for performance of the Work. Such Project books and records shall be open for inspection by Owner and its authorized representatives upon reasonable notice to Construction Manager and at reasonable hours at Construction Manager's office, and shall be retained by Construction Manager for a period of three years after the Work has been completed.

                  3.3.23 Construction Manager agrees to cause the Work to be performed in such a manner so that prior to achievement of Substantial Completion (and as early as reasonably practicable), Owner will have access to the site and the Project (without such access causing any safety hazard or any delay in or interference with the Work, assuming that Owner complies with its obligations under this subsection 3.3.23) in order to (a) begin installing the appropriate furniture, fixtures and equipment (including casino equipment), the installation of which is not part of the Work, at the site, (b) begin training its personnel at the site, and (c) and perform other tasks Owner deems necessary in connection with the opening of the Project (so long as Construction Manager is given reasonable prior notice of such other tasks). Owner shall, in its performance of the above-described activities at the Project, use due care and follow schedule and safety procedures reasonably determined by Construction Manager, and shall be responsible for any damage to the Project or delay thereof resulting from Owner's failure to use such due care or follow such schedules and procedures.

                  3.3.24 Construction Manager shall not be responsible for the consequences of any of the following events, but only to the extent (a) such events do not arise out of the negligence or wilful misconduct of Construction Manager or any breach by Construction Manager of this Agreement (including any breach of Construction Manager's obligations under the last sentence of Section
1.4 and clause (ii) of the second-to-last sentence of this subsection 3.3.24), and (b) such events are beyond Construction Manager's reasonable control: Acts of God (such as tornado, flood, hurricane, etc.); fires and other casualties; Owner's, Architect's and Agencies' (and their respective agents' and employees' (other than Contractors' and subcontractors')) acts, omissions to act, or failures to timely act; strikes, lockouts or other labor disturbances (except to the extent taking place at the Project site only); riots, insurrections, and civil commotions; embargoes; shortage or unavailability of materials, supplies, labor, equipment and systems that first arise after the date hereof, but only to the extent caused by another act, event or condition covered by this sentence; sabotage; vandalism; the requirements of laws, statutes, regulations and other legal requirements enacted after the date of this Agreement (unless Construction Manager should, in the exercise of due diligence and prudent judgment, have anticipated such enactment); orders or judgments; and any other similar types of events. Upon the occurrence of any event described in the preceding sentence, Construction Manager shall (i) promptly advise Owner of such event, (ii) use diligent efforts to mitigate the consequences of such event, (iii) keep Owner advised of such efforts taken, and (iv) notify Owner when such event has ceased. Notwithstanding any of the foregoing, Contractor shall be responsible for the consequences of the events described in the first sentence of this subsection 3.3.24, and for delays covered by clause (b) or clause (c) of the last sentence of Section 1.8, if Construction Manager does not give Owner written notice of the applicable event within five (5) business days of Construction Manager first becoming aware of its occurrence, provided that if such written notice is not given within such five (5) business day period Construction Manager's responsibility shall only be with respect to the period of time (and cost increases in connection with the period of time) from the occurrence of such event until such written notice is given to Owner.

                  3.3.25 Construction Manager shall receive and review all Shop Drawings, Product Data and Samples prior to their submission to the Architect, but only for the limited purpose of checking for general conformance with the Contract Documents. If any such submittal is deemed to be in such general conformance, Construction Manager shall promptly forward it to Architect; if any such submission is deemed to not be in such general conformance, it shall be returned to the applicable Contractor for correction and resubmittal to Construction Manager. Construction Manager shall carry out its duties pursuant to the preceding sentence in general conformance with a schedule with respect thereto to be submitted to Owner and

Architect within thirty (30) days after the execution of this Agreement. Construction Manager shall, at all times, have available at the Project site all approved Shop Drawings, Product Data and Samples for use by Construction Manager, Contractors and Architect.

                  3.3.26 Construction Manager shall obtain and maintain insurance in accordance with Schedule E attached hereto, and shall comply with all requirements and obligations of Construction Manager set forth in Schedule F attached hereto.

                                    ARTICLE 4

                             ENGAGEMENT OF ARCHITECT

                  4.1 Construction Manager has heretofore assisted and advised, and will continue to assist and advise, Owner in the negotiation of the Architect's Agreement.

                  4.2 Construction Manager has heretofore arranged and attended, or will promptly arrange and attend, a "kick-off" meeting with Architect and Owner's representative for the purpose of identifying Owner's design standards, the goals and requirements of the Project in terms of schedules and budgets, and government agency approvals that may be required for the Project.

                                    ARTICLE 5

                       SELECTION OF CONTRACTORS; CONTRACTS

                  5.1 Unless otherwise specified by Owner and approved by Construction Manager, which approval shall not be unreasonably withheld, all

Contractors shall be selected after a bidding process that includes at least three bidders. Prior to solicitation of bids from potential Contractors, Construction Manager shall submit to Owner and Architect a proposed list of bidders. Owner reserves the right to (a) add to any such bidders list subject to Construction Manager's approval, which approval shall not be unreasonably withheld and (b) require Contractor to remove a proposed bidder from any such list if Owner can demonstrate to the reasonable satisfaction of Construction Manager that such proposed bidder dos not have the requisite experience or qualifications to perform the applicable Work in accordance with the applicable trade contract and first-class professional standards.

                  5.2 Construction Manager agrees to have each Contractor execute the form of trade contract and general conditions or the form of purchase order attached hereto as Schedule B, with such lump sum prices, unit prices, terms, conditions, changes, amendments, modifications, or schedules, if any, as may be negotiated by Construction Manager and agreed to by Owner. The trade contracts, general conditions, and purchase orders shall govern the relationship between Owner and Contractors, and in the event of any conflict between such documents and any other Contract Document, such documents shall govern.

                  5.3 As soon as practicable after the issuing of a bid package, but before award of the applicable trade contract, Construction Manager shall submit to Owner the various bids received from prospective Contractors, all information available to Construction Manager with respect to such bids and prospective Contractors as Owner deems pertinent, and Construction Manager's opinion as to which prospective Contractor should be selected and its reasons therefor. Owner shall promptly make the final selection. If Owner does not select as the Contractor the party recommended by Construction Manager, the Guaranteed Maximum Price shall be increased by the amount, if any, by which the trade contract amount proposed by the Contractor selected by Owner exceeds the trade contract amount proposed by the party recommended by Construction Manager.

                  5.4 Notwithstanding Section 5.3, in the case of contracts and purchases of materials, supplies, machinery, equipment, and rentals thereof for which the amount involved does not exceed $5,000, Construction Manager may conclude the contract, purchase, or rental without the approval of Owner, in which event Owner promptly shall be given a copy of the proposed contract or purchase order.

                  5.5 Construction Manager shall observe and enforce all Rules and Regulations of the Occupational Safety and Health Administration of the United States Department of Labor for all phases of the Work. Construction Manager shall prepare a site safety plan and submit such plan to Owner for review and comment prior to the commencement of construction. Such plan shall identify the location of the fire safety system, alarm system, fire-fighting apparatus and exit routes. Safety head-gear shall be provided for representatives of Owner and Architect's personnel and all others while on site. Construction Manager shall designate a person responsible for job safety. This person shall be thoroughly familiar with Construction Manager's safety manual and shall require compliance of all applicable provisions of the manual, and all other safety authorities. Construction Manager shall keep a copy of this manual on the job. Construction Manager shall familiarize all Contractors on safety measures.

                     5.6 Protection of Persons and Property.

                  5.6.1 Construction Manager shall, or shall cause Contractors to, take all precautionary measures as required by municipal and other authorities to prevent and correct fire causing conditions, and shall conduct all operations with due regard for the avoidance of fire hazards. Construction Manager shall exercise the greatest care to prevent fires. The following minimum precautions shall be taken by Construction Manager and Construction Manager shall cause each Contractor to take the following precautions:

                      5.6.1.1 All scaffolding shall be metal.

                      5.6.1.2 All tarpaulins shall be flame resistant, and certified to this respect.

                      5.6.1.3 Flammable liquids shall be stored in closed, approved, covered metal containers, and as approved by the fire wardens. All paint and oily rags shall be stored in approved containers and removed daily.

                      5.6.1.4 Each gasoline or diesel powered vehicle shall carry a fire extinguisher of adequate size and type to extinguish a fire emanating from either the vehicle or its load.

                  5.6.2 Construction Manager shall plan all Work to minimize personal injury, property damage and loss of productive time and shall maintain a system of prompt detection and correction of unsafe practices and conditions. Construction Manager shall furnish and maintain all necessary first aid equipment in a special location on the Project. Construction Manager shall investigate all accidents promptly to determine cause and to take necessary corrective action, and shall file required reports. Construction Manager shall take and shall cause each Contractor to take the following precautions:

                      5.6.2.1 No exit, corridor, or stairwell shall be used for storage of materials of any type.

                      5.6.2.2 All exits, corridors and stairwells must be accessible and free of materials of any type except as necessary for the Work. Minimum exit widths as required by law shall be maintained at all times.

                      5.6.2.3 Hard hat and construction areas shall be identified and posted. All workmen and personnel in these areas shall wear a hard hat.

                      5.6.2.4 All electrical equipment and tools shall be of an adequate size to accomplish the task at hand and shall be properly grounded.

                      5.6.2.5 Face, eye and respiratory protection shall be available and used when the situation demands.

                  5.6.3 Construction Manager shall, or shall cause Contractors to, adequately protect existing facilities and adjacent property. Any portion of the Work and any existing improvements or appurtenances liable to damage shall be properly protected. Construction Manager shall, or shall cause Contractors to, provide and maintain suitable protections and enclosures around shafts, stairs and other openings in floors.

                  5.6.4 Construction Manager shall, or shall cause Contractors to, provide and maintain suitable temporary structures as required by law or reasonable safety precautions to protect the public and avoid obstruction or interference with vehicular or pedestrian traffic in public streets, alleyways or private rights-of-way. All construction field offices, shanties or other temporary structures shall be built of fire-proof materials. Construction Manager shall, or shall cause Contractors to, leave proper access to hydrants and other similar places, and shall provide sufficient lighting during working hours and from twilight of each day until full daylight of each following day. When Work is suspended, Construction Manager shall, or shall cause Contractors to, leave roadways and sidewalks in proper condition and restore all such to good condition on completion of the Work. Construction Manager shall, or shall cause Contractors to, maintain and keep in good repair, shift and alter as conditions may require, all guard rails, passageways and temporary structures and remove same when the Work is completed or when the need for their use has ceased.

                                    ARTICLE 6

                          CONSTRUCTION MANAGEMENT FEE;
                   GUARANTEED MAXIMUM PRICE; GUARANTY OF TIME

                  6.1 The Construction Management Fee shall be one and one-half percent (1 1/2%) of the Final Guaranteed Maximum Price (as defined in Section 6.8, and as may be adjusted after the Final GMP Date (as defined in Section 6.8) in accordance with Section 10.7), and shall be payable in accordance with Schedule A attached hereto and made a part hereof and Section 6.2.

                  6.2 All amounts (other than cost reimbursements) previously paid by Owner to Construction Manager pursuant to that certain Consulting Services Agreement for Preconstruction Services dated as of August 15, 1996 between Owner and Construction Manager shall be credited against the Construction Management Fee installment payments due pursuant to Section 6.1 and Schedule A (even if such amounts were incurred prior to the date hereof).

                  6.3 The "Guaranteed Maximum Price" is the total of the following amounts:

                      A. An estimate of the amount to be payable to Contractors pursuant to each trade contract and purchase order to be entered into pursuant to the terms hereof, excluding all trade contracts and purchase orders covering inspections and/or testing of portions of the Work only and all contracts covered by Section 1.4. Owner and Construction Manager acknowledge and confirm that as of the date hereof, certain of such estimates are "allowances" only. An "allowance" is an estimate that is included in the preliminary Guaranteed Maximum Price described in the first sentence of Section 6.4, but that covers a portion of the Work with respect to which the design documents, as of the date hereof, do not show the material components in enough detail for such estimate to be a binding component of the Guaranteed Maximum Price. Pursuant to Section
6.4 and subsection 6.7.5, allowances shall, over time, be replaced with estimates or prices that are binding components of the Guaranteed Maximum Price, subject to adjustment only in accordance with the further provisions of this
Article 6.

                      B. An estimate of all Reimbursable Costs.

                      C. A contingency sum equal to three percent (3%) of the total amounts set forth in paragraphs (A) and (B) above. This amount is included for the purpose of defraying unanticipated charges and additional expenses with respect to items covered by the foregoing paragraphs A and B that are due to errors in estimating both time and money, and includes expenses associated with Construction Manager's obligations under subsection 3.3.13 ("Defect Expenses") (except to the extent such Defect Expenses would not have been incurred if Construction Manager had complied with its obligations hereunder), provided that this amount excludes in all events expenses associated with concealed conditions not reasonably anticipated, design defects or deficiencies (subject, however, to Sections 2.4 and 6.6) and Scope of Work changes, which expenses shall be borne by Owner. Construction Manager will be required to furnish documentation evidencing expenditures charged to the contingency, and the reasons therefor.

                  6.4 Owner and Construction Manager acknowledge and confirm that as of the date hereof, the Guaranteed Maximum Price is $547,431,225, but that such preliminary Guaranteed Maximum Price includes a contingency sum equal to five percent (5%), not three percent (3%), of the amounts set forth in paragraphs (A) and (B) of Section 6.3. All of the amounts that comprise the Guaranteed Maximum Price, and all of the applicable qualifications, assumptions, exclusions and allowances (as defined in paragraph (A) of Section 6.3) used or made by the parties with respect to the Guaranteed Maximum Price and the calculation thereof (collectively, the "Assumptions"), are set forth in Exhibit
B. Owner may, at its option no later than five (5) business days prior to the Initial GMP Date (as defined below), provide Construction Manager with written direction (the "Allocation Direction") as to how the amounts that comprise the Guaranteed Maximum Price are to be allocated among the (a) "hotel/mall/casino" and (b) "power plant" components of the Project (such components, the "Project Components"), in which event Owner and Construction Manager shall, no later than the Initial GMP Date, prepare a cost allocation schedule, covering all amounts that comprise the Guaranteed Maximum Price (the "Allocation Schedule"), pursuant to such direction. Subject to Section 6.6, if the final Construction Documents and/or any other relevant facts turn out to be inconsistent with any of the Assumptions, such inconsistency shall be deemed to be a Scope Change and the provisions of Section 10.7, beginning with the fourth sentence thereof, shall apply with respect thereto. Owner and Construction Manager agree that from the date hereof until the Initial GMP Date, (i) they shall use good faith efforts, as the design documents are revised and clarified, to agree, for those portions of the Work covered as of the date hereof by allowances, on estimates of trade contracts and purchase orders that will be binding components of the Guaranteed Maximum Price (subject to adjustment only in accordance with the further provisions of this Article 6) and (ii) if a trade contract or purchase order is entered into for any portion of the Work covered as of the date hereof by an allowance, the price of such trade contract or purchase order shall become a binding component of the Guaranteed Maximum Price (subject to adjustment only in accordance with the further provisions of this Article 6) with respect to such portion. Owner and Construction Manager further agree that (a) from the date hereof until the date (the "Initial GMP Date") that the Guaranteed Maximum Price must be disclosed to Owner's potential lenders (Owner hereby agreeing to keep Construction Manager informed of such date), Owner and Construction Manager shall continuously adjust the preliminary Guaranteed Maximum Price in accordance with the previous two (2) sentences and subsections 6.7.3, 6.7.4 and 6.7.5, and (b) on the Initial GMP Date, they shall execute an amendment to this Agreement setting forth the revised preliminary Guaranteed Maximum Price, the Allocation Schedule (but only if the Allocation Direction is given within the time period set forth above) and any modifications to the Assumptions.

                  6.5 From the date hereof until the final Construction Documents are completed, Construction Manager shall review and monitor all Drawings prepared by Architect and Agencies (including pre-schematic design documents, schematic design documents, design development documents and final Construction Documents) during their development and shall supervise and manage the "value engineering" and "design management" processes pursuant to which, among other things, Owner, Architect and Construction Manager shall endeavor to cause all Drawings to be consistent with the Assumptions. Construction Manager's obligations in connection with such endeavoring shall be as set forth in the further provisions of this Section 6.5 and the other applicable provisions of this Agreement. The "value engineering" and "design management" processes shall include, among other things, (a) Owner and Construction Manager providing Architect with information that will enable Architect (to the extent feasible) to prepare Drawings that are consistent with all allowances (subject to any changes desired by Owner), (b) Construction Manager taking the actions described in subsections 3.2.2, 3.2.3 and 3.2.6, (c) Construction Manager promptly (and in all events within (1) forty-five (45) days after it has received an initial submission of a design development document; (2) forty-five (45) days after it has received an initial submission of a Construction Document; (3) subject to clause (b) of the proviso clause of Section 6.6, fourteen (14) days after it has received a revision of a previously submitted design development document; and (4) subject to clause (b) of the proviso clause of Section 6.6, fourteen
(14) days after it has received a revision of a previously submitted Construction Document) notifying Owner and Architect whenever it becomes aware that (i) the implementation of a proposed Drawing would violate applicable legal requirements, (ii) a proposed Drawing (whether already submitted to Owner or still in the drafting stage) is inconsistent with any Assumption, and/or (iii) any portion of a proposed Drawing is not constructible, and, if the foregoing clause (ii) and/or (iii) applies, simultaneously advising such parties as to its best estimate of the likely cost impact of such inconsistency and any feasible design and/or specification changes that would make such Drawing constructible and/or consistent with both the Assumptions and Owner's requirements for the Project, as applicable, and (d) Construction Manager, upon receipt from Architect of a Drawing, distributing copies of such Drawing to Owner and other appropriate parties in accordance with a transmittal letter from Architect that is delivered to Construction Manager with such Drawing, provided that the cost of making such copies shall be borne by Owner. Owner shall use diligent efforts to cause Architect to comply with its obligations under the Architect's Agreement to cooperate and work with Construction Manager as contemplated by the foregoing, and to produce Drawings that are consistent with the Assumptions. Notwithstanding any of the foregoing, Owner retains the right to approve Drawings that are inconsistent with the Assumptions, in which case, subject to
Section 6.6, the fourth sentence of Section 6.4 shall apply.

                  6.6 Notwithstanding any other provision hereof, if any Drawing is inconsistent with any of the Assumptions, but Construction Manager does not inform Owner and Architect of such inconsistency within the applicable time period set forth in clause (c) of the third sentence of Section 6.5 and such Drawing is approved by Owner, such inconsistency shall not be deemed a Scope Change; provided, however, that (a) if Construction Manager, after such approval by Owner but before Work covering the portion(s) or component(s) of the Project covered by such Drawing actually commences, informs Owner and Architect of such inconsistency, such inconsistency shall be deemed a Scope Change (unless the final Construction Drawings do not include such inconsistency), but Construction Manager shall nevertheless, and regardless of whether or not the final Construction Drawings include such inconsistency, be responsible for any delays and cost increases (including, without limitation, any increase in the amount paid by Owner to Architect) to the extent attributable to Construction Manager's failure to notify Owner and Architect of such inconsistency within the required time period and (b) if (i) such Drawing was a revision of a previously submitted Drawing, (ii) Architect did not either (1) "bubble" any applicable revised portion(s) of such Drawing, if the previously submitted Drawing was a Construction Document that was "sealed" and submitted to the applicable governmental authority, or (2) describe all applicable revisions in a verbal presentation to Owner and Construction Manager promptly following Architect's submission of such revised Drawing, if such Drawing is a design development document or is a Construction Document with respect to which the foregoing clause (1) does not apply, and (iii) Construction Manager was not negligent in failing to discover, and notify Owner and Architect of, such inconsistency within the applicable required time period, such inconsistency shall be deemed a Scope Change (unless the final Construction Drawings do not include such inconsistency), and the foregoing clause (a) shall not apply (so that Construction Manager shall not be responsible for delays and cost increases as set forth in said clause (a)).

                  6.7 On the date (the "Final GMP Date") the Final GMP Conditions (as defined below) are met, the Guaranteed Maximum Price shall be adjusted as follows:

                      6.7.1 There shall be an adjustment to the Guaranteed Maximum Price by reason of the "contingency sum" being reduced from five percent (5%) of the estimated Work Charges, as set forth in the first sentence of
Section 6.4, to three percent (3%) of the estimated Work Charges, as set forth in paragraph C of Section 6.3.

                      6.7.2 There shall be a decrease in the Guaranteed Maximum price equal to the amount by which the aggregate actual amount of all trade contracts entered into as of the Final GMP Date is less than the aggregate amount attributed to the Work covered by such trade contracts in the calculation of the then-existing Guaranteed Maximum Price.

                      6.7.3 There shall be increases in the Guaranteed Maximum Price in accordance with Section 5.3.

                      6.7.4 There shall be adjustments in the Guaranteed Maximum Price in accordance with Sections 10.7 and 10.13. (If appropriate, there may be such adjustments after the Final GMP Conditions are met.)

                      6.7.5 There shall be adjustments in the Guaranteed Maximum Price in accordance with Section 6.4.

There shall be no adjustments to the portion of the Guaranteed Maximum Price covered by paragraph B of Section 6.3 except pursuant to and in accordance with
Section 10.7. From and after the date, if any, that the Allocation Direction is given within the required time period, whenever the Guaranteed Maximum Price is adjusted pursuant to the provisions hereof, the allocation of the amounts that comprise the Guaranteed Maximum Price among each of the Project Components in accordance with the Allocation Schedule (as defined in Section 6.4) shall also be appropriately adjusted.

                  6.8 When the Final GMP Conditions have been achieved, the final Guaranteed Maximum Price as of the Final GMP Date ("Final Guaranteed Maximum Price") shall be established jointly by Owner and Construction Manager in accordance with the foregoing provisions of this Article 6, at which point an appropriate amendment ("GMP Amendment") to this Agreement will be executed by the parties setting forth the Final Guaranteed Maximum Price and the Assumptions (as the Assumptions may have been modified pursuant to the foregoing provisions of this Article 6). Such Final Guaranteed Maximum Price shall not be subject to adjustment, except in accordance with Section 10.7. As used herein, the "Final GMP Conditions" shall mean (a) completion by Architect and approval by Owner of the Construction Documents and (b) execution of trade contracts for ninety percent (90%) (by dollar amount) of the portion of the then-existing Guaranteed Maximum Price covered by paragraph A of Section 6.3.

                  6.9 (a) Upon Final Completion of the Work, if the total actual Work Charges are less than the Final Guaranteed Maximum Price (as established pursuant to Section 6.8 and as may be adjusted in accordance with Section 10.7), then the difference ("savings") shall be allocated as follows:

                  Fifty percent (50%) to Owner
                  Fifty percent (50%) to Construction Manager

Owner shall pay Construction Manager's share of the savings as additional compensation simultaneously with the Final Construction Management Fee installment payment pursuant to Schedule A.

                      (b) Notwithstanding the provisions of Article 7 or any other provision hereof, all Work Charges (including, without limitation, all Reimbursable Costs) in excess of the Final Guaranteed Maximum Price (as established pursuant to Section 6.8 and as may be adjusted in accordance with
Section 10.7) shall be paid by Construction Manager from its own funds without reimbursement by Owner.

                  6.10 Construction Manager shall cause the "construction phase" of the Project to be commenced immediately. Construction Manager shall be required to achieve Substantial Completion of the Project within two (2) years from the date (the "Commencement Date") excavation work at the Project commences, as such (2) year time period may be adjusted pursuant to this Agreement. Owner and Construction Manager acknowledge and confirm that the Commencement Date is April 21, 1997.

                  6.11 (a) If Substantial Completion is not achieved within the two (2) year time period set forth in Section 6.10, as such time period may be adjusted pursuant to this Agreement, Owner shall be entitled (as its sole and exclusive remedy with respect to Construction Manager's breach of Section 6.10 (but not with respect to any breach by Construction Manager of any other provisions of this Agreement, including the provisions of paragraph (c) of this
Section 6.11, as to which other provisions the last sentence of Section 11.2 shall apply), and subject to paragraph (b) of this Section 6.11) to liquidated damages in the amount set forth in Schedule C. Owner and Construction Manager hereby agree that it would be impractical or impossible to fix actual damages in the case of Construction Manager's default of its obligation to cause Substantial Completion to be completed within the required time period and also agree to stipulate that Owner's loss in the case of any such default will be deemed equal to the amounts set forth in Schedule C as liquidated damages, which amounts both parties agree are reasonable estimates of Owner's actual damages in such event. Construction Manager agrees to indemnify Owner for any such delay and for the stipulated deemed loss associated with any such delay by paying to Owner the liquidated damages set forth in Schedule C.

                       (b) With respect to liquidated damages attributable to the Insured Period (as defined below), Owner shall, subject to paragraph (c) of this Section 6.11, only have the right to collect such liquidated damages by receiving the proceeds of a liquidated damages insurance policy issued to Construction Manager in accordance with the further provisions of this paragraph (b). Owner and Construction Manager acknowledge and confirm that one or more insurance company syndicates (collectively, the "Insurance Companies") are being considered as the provider(s) of such insurance, and either have performed, are in the process of performing, or may in the future perform, due diligence with respect to the Project. Construction Manager covenants that it shall fully cooperate with (i) the Insurance Companies in connection with such due diligence and (ii) with Owner in its efforts to negotiate the terms of such insurance, and cause such insurance to be issued to Construction Manager, on terms satisfactory to Owner. If such insurance is not issued by July 31, 1997, this Agreement shall, at Owner's option in its sole and absolute discretion, be terminated, in which event Section 11.6, other than the proviso clause of the first sentence thereof, shall be deemed to apply. Owner shall pay all premiums and other costs in connection with obtaining such insurance. As used herein, the "Insured Period" shall mean the period beginning on the thirty-first day, and ending on the one hundred twentieth (120th) day, after the last day of the two (2) year time period set forth in Section 6.10, as such time period may be adjusted pursuant to this Agreement.

                        (c) Construction Manager hereby agrees, in con nection with the liquidated damages insurance policy contemplated by paragraph
(b) of this Section 6.11, that (i) upon discovery by it of any event likely to give rise to a claim under such policy, it shall as soon as reasonably possible give notice thereof to the Insurance Company, and shall use good faith efforts (keeping in mind Construction Manager's identity and resources and available Project funds) to timely complete the Project as soon as practicable in accordance with this Agreement and to avoid or diminish the delay covered by such policy; (ii) the Project will be carried out by or under the supervision of Construction Manager's Project personnel; (iii) except as disclosed in the "Information Summary" furnished to the Insurance Company, as of the inception date of such policy the Construction Manager will have no knowledge of any matter, fact or circumstance which is likely to give rise to a delay covered by such policy, provided that no such knowledge shall be imputed or deemed imputed to Construction Manager based on Construction Manager's judgment or opinion as to when Substantial Completion will be achieved and/or the likelihood of Substantial Completion being achieved within the two (2) year time period set forth in Section 6.10, as such time period may be adjusted pursuant to this Agreement, unless any statement made by Construction Manager in such "Information Summary" relating to such judgement or opinion was false or was not made in good faith; (iv) it will not engage in any wilful, deliberate or intentional misconduct (as opposed to the exercise of good judgment) that would give the Insurance Company the right to not make a payment to Owner with respect to the Insured Period or any portion thereof, including, without limitation, the wilful, deliberate or intentional failure to comply with the terms of this Agreement or the failure to obtain an extension to which it is entitled of the 2-year time period set forth in Section 6.10, as such time period may be adjusted pursuant to this Agreement; (v) it will not make any misrepresentation of any material fact or circumstance in the application completed by Construction Manager and submitted to the Insurance Company, and will not commit any fraud relating to such application, provided that no such misrepresentation or fraud shall be deemed to have been made or committed with respect to any good-faith statement in such application relating to Construction Manager's judgment or opinion as to when Substantial Completion will be achieved and/or the likelihood of Substantial Completion being achieved within the two (2) year time period set forth in Section 6.10, as such time period may be adjusted pursuant to this Agreement; (vi) it will give a written notice of the type described in the last sentence of subsection 3.3.24 within the five (5) business day period described in said sentence (assuming Construction Manager would have been entitled to give such notice), and will not otherwise fail to exercise a right which it was aware of to extend the 2-year period described in Section 6.10; and (vii) it will cooperate with, and execute documents and take other actions reasonably requested in writing by, Owner in connection with Owner's efforts to maintain such policy and collect proceeds under such policy, such cooperation in connection with Owner's efforts to collect proceeds under such policy to include, without limitation, if requested by the Insurance Company or its representative, (A) submitting to an examination under oath, (B) producing for examination, at such reasonable place as is designated by the Insurance Company or its representative, all documents in its possession or control which relate to the claim being made by Owner, and (C) permitting extracts and copies of such documents to be made (provided that (1) if Construction Manager does not take actions in response to any such request within five (5) days after such request is made, Owner shall again make such request in writing, unless such policy has already been canceled or Owner has already lost the right to collect proceeds thereunder, and (2) all actions taken by Construction Manager pursuant to this clause (vii) shall be at Owner's sole cost and expense). Construction Manager agrees that it shall (1) give Owner copies of all notices and documents given to the Insurance Company pursuant to the preceding sentence and (2) upon Owner's request, inform Owner of Construction Manager's actions pursuant to the preceding sentence.

                     (d) If Substantial Completion is achieved prior to the two (2) year time period set forth in Section 6.10, as such time period may be adjusted pursuant to this Agreement, Construction Manager shall be entitled to a payment (in addition to the Construction Management Fee) in the amount set forth in Schedule C, such payment to be made simultaneously with the Final Construction Management Fee installment payment pursuant to Schedule A.

                  6.12 It is the intent of the parties hereto that (i) Construction Manager's direct parent, Bovis, Inc. ("Bovis"), will execute and deliver to Owner a Guaranty in the form of Exhibit A-1 attached hereto (the "Direct Guaranty") and (ii) Construction Manager's ultimate parent, The Peninsular & Oriental Steam Navigation Company ("P&O"), will execute and deliver to Owner a Guaranty in the form of Exhibit A-2 attached hereto (the "P&O Guaranty"; together with the Direct Guaranty, the "Guaranties"). Owner acknowledges and confirms that (a) it has agreed to pay Construction Manager a fee for the P&O Guaranty equal to $6,500,000, (b) one half of such fee shall be billed by Construction Manager no later than June 30, 1997 and paid no later than the closing of Owner's bond financing for the Project, and (c) the remaining half of such fee shall be paid to Construction Manager no later than December 15, 1997. No fee is payable in connection with the Direct Guaranty. Notwithstanding any other provision hereof, (i) if the Guaranties have not been exe-

                                                                              45
 cuted and delivered within three (3) weeks of the execution date of this Agreement, Owner shall have the right to terminate this Agreement, in which event Section 11.6, other than the proviso clause of the first sentence thereof, shall be deemed to apply and (ii) to the extent Bovis and/or P&O pays any amount to Owner under the Guaranties, Owner shall not be entitled to recover from Construction Manager such amount.

                                    ARTICLE 7

                          PAYMENT OF REIMBURSABLE COSTS

                  7.1 In accordance with the provisions of Article 9 of this Agreement, Owner shall pay to Construction Manager during both preconstruction and construction the amounts (i) charged by Construction Manager and (ii) charged by others engaged by or through Construction Manager, for work, labor and services in furtherance of or related to the Work for the following purposes (the "Reimbursable Costs"):

                      7.1.1 Wages, standard and customary fringe benefits and statutory charges including overtime for laborers, operators, foremen, and any other persons (excluding those referred to in subsection 7.1.2) engaged by Construction Manager for the Project. Charges for wages shall not be more than prevailing rates and in accordance with (if applicable) the provisions of collective bargaining agreements to which Construction Manager is bound.

                      7.1.2 Wages and salaries (including overtime for personnel classified by Construction Manager as non-exempt under applicable laws) plus standard and customary fringe and statutory charges and employment benefits for the following classifications of personnel who provide services in connection with the Work: Project Executive, Project Director, Project Manager, Project Administrator, Assistant Project Manager(s), Estimator(s), Scheduler(s), General Superintendent, Design Manager(s), Office Manager, Project Superintendent(s), Assistant Superintendent(s), Site Logistics Manager, Site Safety personnel, Technical support personnel, Mechanical/ Electrical Project Manager(s), Contracts Administrator, Cost Control Specialist, General Conditions Purchasing Agent, MIS Administrator and Superintendent(s), Project Accountant(s), Timekeepers, personnel engaged (e.g., at shops or on the road) in expediting the production or transportation of materials or equipment, EEO personnel, insurance personnel, clerical and data processing personnel, and such other classes of personnel as are approved by Owner. For any such personnel who are off-site, their wages and salaries shall not be Reimbursable Costs unless their off-site activities are either requested by Owner or approved in advance by Owner, such approval not to be unreasonably withheld. For any such personnel who devotes at least forty (40) hours and at least five (5) full working days to the Project during the payroll week, Owner will pay to Construction Manager an amount equal to the weekly salary paid to such personnel (except if the payroll week includes Benefit Days as defined below, in which case Owner shall pay a pro rata portion of such weekly salary based on days actually worked). If any such personnel devotes less than forty (40) hours and five (5) full working days to the Project during the payroll week, Owner will pay to Construction Manager an amount equal to the weekly salary paid to such personnel, multiplied by a fraction, the numerator of which is the number of hours worked on the Project, and the denominator of which is the greater of (x) 40 and (y) the total number of hours worked by such personnel on the Project and all other billable projects for Construction Manager. Fringe and employment benefits and statutory charges shall be calculated at the rate of 35.66% of wages or salary for calendar year 1997, which rate shall be subject to annual adjustment, at Owner's option and based on an audit of Construction Manager's books and records, to reflect actual company-wide rates. This rate includes vacation days, holidays, sick and personal days, authorized time off (collectively referred to as "Benefit Days"), employee insurance (including health care, life and disability insurance) and employee incentives (including bonuses, retirement plan, tuition reimbursement and training courses). Schedule D attached hereto and made a part hereof sets forth a wage rate schedule for the personnel who will be providing services in connection with the Work. Construction Manager agrees that (a) the identity of Construction Manager's senior management personnel shall be subject to Owner's prior written approval, which approval shall not be unreasonably withheld and (b) it shall not increase the wage rates of any such personnel or any class of personnel as shown on Schedule D by more than 10% at any time during the Project without the prior written approval of Owner. Construction Manager acknowledges and confirms that there shall be no adjustment to the Guaranteed Maximum Price by reason of any increase in wage rates made in accordance with the foregoing.

                      7.1.3 Purchases of materials and supplies.

                      7.1.4 Purchases and rentals of tools (at lowest rates reasonably available), equipment, facilities, and structures at prevailing prices supplied either by Construction Manager or by other sources, and rental and/or leasing of automobiles

(including leased automobiles and vehicle allowances proved by Construction Manager to those employees providing services in connection with the Work and for such time as is actually devoted to the Work) including transportation, storage, taxes, insurance, deposits, repairs, maintenance, unloading and return to point of origin (at cost).

                      7.1.5 Obtaining of performance and payment bonds required by Owner.

                      7.1.6 Royalties, license fees, and expenses in respect of use of items protected by patent or trademark except where the Owner is exempt from such payments.

                      7.1.7 Without intending to limit subparagraph 7.1.1 or
7.1.2 of the Article 7, premiums for unemployment insurance, social security taxes, and all other assessments with respect to labor, foremen, and other personnel engaged by Construction Manager in connection with the Work.

                      7.1.8 Federal, state, or local sales, use, excise and other taxes on materials, labor, receipts, installations, or services furnished, or any other taxes arising out of performance of the Work (excluding, however, income and franchise taxes with respect to the Construction Manager's Fee only) for which Construction Manager is or may become liable. The incidence of all such taxes, whenever assessed, shall be upon Owner. Such taxes shall include payroll taxes (FICA, FUDA and SUDA), which taxes will be charged at the agreed upon rate of 8.70% of wages or salary, which rate shall be subject to annual adjustment, at Owner's option and based on an audit of Construction Manager's books and records, to reflect actual company-wide rates.

                      7.1.9 Actual expenses for protection to adjoining property and to the Project and repairs thereto except to the extent compensated by insurance.

                      7.1.10 Heat, light, power, water, sanitary facilities, first aid facilities, safety protection, safety personnel and advisors, watchmen, winter and frost protection, elevator service, hoisting, waste and debris removal, and all items ancillary to the foregoing.

                      7.1.11 Disposition of claims and losses asserted by third parties (including settlements of such claims and losses), not compensated by insurance or otherwise and sustained or incurred by Construction Manager in connection with the Work.

                      7.1.12 Costs approved by Owner in advance and incurred in connection with the transportation, freight, trucking, storage and warehousing of materials purchased and received for the Work in advance of their need.

                      7.1.13 Amounts paid or to be paid directly by Construction Manager to Contractors and any consultants or other entities providing services in connection with the Work and approved by Owner.

                      7.1.14 Establishment and operation of field office at the site. (Until such field office is established, Owner will provide temporary facilities and shanties for Construction Manager's personnel.)

                      7.1.15 Reasonable moving expenses of Construction Manager's personnel in connection with relocations to Las Vegas, provided that the aggregate amount of such moving expenses shall not exceed $150,000. Reasonable transpor tation, traveling and hotel expenses of Construction Manager's employees incurred directly in connection with travels to and from the Project site, Construction Manager's offices, Architect's offices, yards or fabrication plants (excluding such expenses incurred in the Las Vegas area by Construction Manager's on-site staff), provided that all travel outside of the locality of the Work shall be approved in advance in writing by Owner and shall be booked through GWV Travel.

                      7.1.16 Telephone (installation, monthly service, local and long distance calls), telegrams, telex, postage, messenger service, telecopier charges, computer time charges, photographs, blueprinting and other reproduction, fees, building and work permits, other permits, licenses, surveys, tests, reports, research and other incidental expenses in carrying on the Work. These items will be charged to Owner at Construction Manager's regular and normal rates, so long as such rates are approved by Owner, which approval shall not be unreasonably withheld.

                      7.1.17 Costs reasonably and necessarily incurred due to any emergencies affecting the safety of persons or property until and unless compensated by insurance.

                      7.1.18 Compliance with and all other items relating to requirements of insurers and of safety, health, occupational, environmental and other laws, regulations, or rulings of governmental agencies, but nothing stated in this Agreement shall diminish the primary responsibility of the Contractors regarding site safety.

                      7.1.19 Professional services (e.g., consulting or engineering) and items related thereto, arising from or connected with the Work or with Construction Manager's obligations under this Agreement, excluding, however, professional services rendered to Construction Manager for the negotiation and drafting of this Agreement and in connection with any disputes with Owner hereunder. Such services shall not be reimbursed without Owner's prior written approval, which approval shall not be unreasonably withheld.

                      7.1.20 Amounts paid out of the checking account referred to in Section 7.3 of this Article 7.

                      7.1.21 Premiums and other costs of professional liability insurance maintained by Construction Manager in accordance with Schedule E attached hereto and made a part hereof (which professional liability insurance Construction Manager shall be required to obtain and maintain), at Construction Manager's standard and actual rates, provided that the foregoing shall not apply if Owner's "wrap-up" liability insurance described in Section 10.10 includes professional liability coverage insuring Construction Manager that is reasonably satisfactory to Construction Manager.

                      7.1.22 Such other reasonable and necessary expenses as may be approved by Owner.

                   Construction Manager shall use its best efforts to keep such Reimbursable Costs at rates not higher than the standard paid in the Las Vegas metropolitan area except with the prior written consent of Owner.

                   Construction Manager shall take every reasonable action necessary or appropriate to obtain discounts, rebates, and refunds in respect of all purchases or rentals made by Construction Manager for the Project and shall credit such amounts to the Owner.

                  7.2 Notwithstanding anything to the contrary set forth in
Section 7.1, the following cost items shall not be included in the Reimbursable Costs and shall not be separately charged to the Project, it being the parties' intent that the fee to Construction Manager under this Agreement shall represent compensation therefor:

                      7.2.1 salary and fringe benefits of any officer or employee of Construction Manager not covered under section 7.1.2;

                      7.2.2 overhead and general expenses of Construction Manager's principal office and branch offices, including, without limitation, general office expenses, overhead, and corporate franchise and income taxes;

                      7.2.3 any cost or expense due to or arising out of (a) the negligent act or omission of Construction Manager in the performance of this Agreement or the negligent act or omission of any Contractor or subcontractor in connection with the Work or (b) the default of Construction Manager under this Agreement;

                      7.2.4 Construction Manager's profit;

                      7.2.5 Construction Manager's capital expenses, including interest on the Construction Manager's capital employed for the Work, depreciation of other non-cash charges;

                      7.2.6 costs reimbursed by insurance obtained by Construction Manager;

                      7.2.7 costs due to entities related to Construction Manager providing services in connection with the Project which are in excess of the market rates in the Las Vegas metropolitan area; and

                      7.2.8 all other costs, expenses and charges of any kind whatsoever not specifically included in the Reimbursable Costs, unless approved by Owner.

                  7.3 In accordance with and subject to the provisions of
Article 9 of this Agreement (including Section 9.9) and of trade contracts and purchase orders, Owner shall pay to Construction Manager the amounts due to Contractors for disbursement by Construction Manager to the Contractors. Receipt, clearance, and disbursement of funds shall be pursuant and subject to Construction Manager's cash management and disbursement procedures and policies.

                  7.4 Prior to the start of construction, Owner shall pay over to Construction Manager the amount of $25,000 ("base amount") to be used to establish a checking account at a bank selected by Owner for prompt payment by Construction Manager during the course of the Work of the Reimbursable Costs set forth in Section 7.1 of this Article 7, and required to be paid by Construction Manager or accrued by Construction Manager in accordance with its regular accounting practices and GAAP, consistently applied, prior to Construction Manager's receipt of Owner's regular payments under Article 9 of this Agreement. The purpose of this account is to provide the working capital for the Reimbursable Costs, it being understood that Construction Manager shall not be required to use its own capital in performing its obligations under this Agreement. Accordingly, from time to time, at Owner's reasonable discretion, Owner shall increase the base amount on deposit in the account depending upon the activity and intensity of the Work, and the expenditure level therefor. The account shall be maintained by Construction Manager who shall make withdrawals in such amounts as it reasonably determines in accordance with this Agreement. The account shall be replenished pursuant to Article 9, or more often if necessary. Receipt, clearance, and disbursement of funds shall be pursuant and subject to Construction Manager's cash management and disbursement procedures and policies. Construction Manager shall establish the account such that Owner shall receive duplicate bank statements. At the conclusion of the Project, the amount remaining in the account shall be returned promptly to Owner.

                  7.5 Title to all materials, tools, and equipment paid for by Owner shall be vested in Owner. At the completion of the Work and when no longer required, such tools, equipment and materials as remain shall be (a) sold at the direction of Owner and all sums and allowances realized credited against Work Charges for all purposes hereunder (including for purposes of Section 6.9) or
(b) delivered to Owner, all as Owner shall direct.

                                    ARTICLE 8

                               ADVANCE PURCHASING

                  Construction Manager agrees to arrange to purchase such materials or equipment in advance of the time for installation in the Project as may be deemed advisable by Owner or Construction Manager, provided such purchases in excess of $10,000 are approved by the other party hereto, which approval shall not be unreasonably withheld. Owner shall pay for such purchases upon presentation by Construction Manager to Owner of a bill from the Construction Manager, approved for payment by Construction Manager, together with an unconditional bill of sale transferring title to said materials or equipment to Owner. Owner shall include such material or equipment in coverage under its all-risk insurance coverage.

                                    ARTICLE 9

                            APPLICATIONS FOR PAYMENT

                  9.1 Construction Manager agrees to review and to approve, reduce, or reject the Contractors' applications for payment; Owner (and Architect, at Owner's option) shall review the Project Applications for Payment. The requisitioning procedure shall be as follows: Construction Manager agrees to submit to Owner a Project Application for Payment which shall include (i) the applications of each of the Contractors, in the amount approved by Construction Manager, for Work completed or estimated to have been completed as of the end of the preceding month and for delivered, accepted and stored materials, less any applicable retention and other deductions (if any), and (ii) all amounts due the Construction Manager under Article 7. There shall be no retention on sums payable for the items listed in Article 7. Within ten (10) business days after the submission of the Project Application for Payment, Owner shall pay to Construction Manager the sums due Construction Manager, and shall pay to Construction Manager for disbursement to the Contractors the amounts due them. If Owner, acting reasonably, disapproves a portion of the said Project Application, Owner shall give Construction Manager written specification, of the amount disapproved and the reasons therefor, and the balance of the Application shall be paid within said ten (10) business days period. Owner may not arbitrarily issue a disapproval.

                  9.2 The period covered by each Project Application for Payment shall, subject to Section 9.3, be one full calendar month. Each Project Application for Payment shall use Construction Manager's standard form of payment application (as modified as reasonably requested by Owner's lenders) and shall be supported by copies of all Contractor bills and itemized statements of costs incurred (including labor and vendor costs). With each Project Application for Payment the Construction Manager shall submit payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached, and any other appropriate documentation with respect to amounts due the Construction Manager under Article 7. In addition, each Application for Payment shall be accompanied by (a) a lien release or waiver ("Lien Release") from Construction Manager covering all work performed and materials and equipment supplied to the last day of the period covered by such Project Application for Payment, conditional upon receipt of payment thereof and (b) a Lien Release from each Contractor covering all work performed and materials and equipment supplied to the last day of the period covered by such Project Application for Payment, conditional upon receipt of payment to such subcontractor of the amount indicated on such Project Application for Payment. Each Lien Release shall be in such form as to constitute an effective release of lien under applicable law. Each Project Application for Payment shall also be supported by such documentation (including the Contractors' applications) as Owner and Owner's lenders may reasonably require; provided, however, that Construction Manager shall not be required to use or maintain separate or special procedures or forms for this purpose unless reasonably required by Owner's lenders or expressly described in this Section 9.2.

                  9.3 Construction Manager agrees to submit one, and only one, Project Application for Payment per month, provided that if Owner so requests, Construction Manager shall submit two (2) Project Applications for payment per month.

                  9.4 In each Project Application for Payment, the Construction Manager shall certify (i) that this Agreement is in full force and effect and that there are no defenses or offsets to Construction Manager's obligations hereunder; (ii) what the Guaranteed Maximum Price, and what the portion of the Guaranteed Maximum Price attributable to each Project Component (as defined in
Section 6.4), is at the time; and (iii) that such Application represents a just amount of costs reimbursable to the Construction Manager under the terms of this Agreement and (to the best of its knowledge and belief) to each Contractor under the terms of its trade contract, and shall also certify in each Project Application for Payment as follows:

         To the best of the Construction Manager's knowledge and belief, there are no known mechanics or materialmen's liens outstanding at the date of this application other than those of which Owner has received prior written notice; all due and payable bills with respect to the Work have been paid to date or are included in the amount requested in the current application; except for such bills not paid but so included, there is no known basis for the filing of any mechanics or materialmen's liens on the Work; and waivers from all Contractors have been obtained with respect to all Work for which payments have been heretofore made by Owner in such form as to constitute an effective waiver of lien under the laws of the State of Nevada.

                  9.5 If the Allocation Direction was given by Owner within the required time period, then, from and after receipt of such direction by Construction Manager, each Project Application for Payment shall allocate all amounts covered by such application among each of the Project Components in accordance with the Allocation Schedule (as defined in Section 6.4).

                  9.6 Each Project Application for Payment shall include an update of the Allocation Schedule as of the last day of the period covered by such application, such update to show the amounts that have been incurred through such date, and the amounts that are expected to be incurred (in Construction Manager's best judgment) in the future, on account of the Work with respect to each Project Component. Such update shall reflect the actual amount of trade contracts that have been entered into, all changes to the Assumptions, all Scope Changes and all other relevant facts and circumstances. To the extent, if any, any such update shows that the sum of all Work Charges will exceed the Guaranteed Maximum Price in effect on the Initial GMP Date (as defined in
Section 6.4), such update shall indicate the portions of such excess that (a) are covered by increases in the Guaranteed Maximum Price pursuant to Section 10.7, (b) Construction Manager is, or will be, responsible for pursuant to
Section 6.9(b) and/or (c) are in dispute and are in the process of being resolved in accordance with Section 10.7(b). If the Allocation Direction is not given within the required time period (and if it is so given, prior to its being given), all such updates shall be with respect to the entire Project only.

                  9.7 No payments made by Owner pursuant to a Project Application for Payment as hereinabove provided shall be deemed to signify or imply acceptance of the materials or workmanship covered by such application, and none of them shall operate as an admission on the part of Owner as to the propriety or accuracy of any of the amounts entered in the aforesaid application. Furthermore, when computing subsequent payments, Owner shall not be bound by any entries in previous Project Applications for Payment and shall be permitted to make corrections for errors therein. Owner's Final Construction Management Fee installment payment shall in no way relieve Construction Manager of any obligations or responsibilities under this Agreement which extend beyond the date of such payment.

                  9.8 If Owner should fail to pay Construction Manager within seven (7) days after the expiration of the ten (10) business day period described in Section 9.1, then, unless Owner has objected to such payment in writing as provided in Section 9.1 above, (a) interest shall accrue on the amount due from the last day of such 7-day period until such amount is paid at the rate of ten percent (10%) per year and (b) in addition to such other remedies as Construction Manager has hereunder, Construction Manager may, upon seven (7) additional days written notice to the Owner, stop the Project until payment of the amount owing has been received.

                  9.9 Notwithstanding the foregoing provisions of this Article 9, Owner may, at its option and on prior written notice to Construction Manager, elect to pay all or certain Contractors directly, provided that in such event it shall do so pursuant to procedures jointly and reasonably established by Owner and Construction Manager, which procedures shall include promptly providing Construction Manager with copies of checks issued to Contractors or other appropriate documentation of each direct payment to Contractors.

                                   ARTICLE 10

                            OWNER'S DUTIES AND RIGHTS

                  10.1 Whenever Construction Manager submits a plan, proposal, specification, drawing or request for information or clarification (collectively "RFI's"), Owner shall respond and, if appropriate, shall use diligent efforts to cause the Architect to respond within seven (7) days (or within fourteen (14) days if it is not reasonably feasible for Architect to respond within seven (7) days, so long as Owner uses diligent efforts to cause Architect to give Construction Manager within seven (7) days a written explanation as to why a response is not reasonably feasible within seven (7) days), either graphically or in writing, with such information, clarification, approval, rejection or other decision as required. If any RFI is first submitted from a Contractor to Construction Manager, Construction Manager shall promptly submit such RFI to Owner (and Architect, if appropriate). Construction Manager shall keep accurate records with respect to all RFI's, such records to include a log noting when each RFI is submitted to Owner (and Architect, if appropriate), when a response is received and what such response is, and, if applicable, when such RFI was received from a Contractor.

                  10.2 Owner shall use all reasonable efforts to provide Construction Manager with accurate and complete information regarding its requirements for the Project, recognizing, however, that the Project is a continuing development and that needs and requirements may change as the Project progresses.

                  10.3 From and after the execution date of this Agreement, and notwithstanding any other provision hereof, (a) no modifications may be made to this

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                                                                              61

Agreement without the express written approval of Sheldon G. Adelson on behalf of Owner and (b) whenever this Agreement refers to an approval, authorization, order (including any order pursuant to Section 10.7) or decision by Owner, such approval, authorization, order or decision shall be deemed given or made only if it is given or made in writing by Mr. Adelson (or by an individual designated by Mr. Adelson in writing as an individual having the express authority to give or make such approval, authorization, order or decision). If any such approval, authorization, order or decision by Owner is not given or made by Mr. Adelson (or such an authorized individual) in writing (or, with respect to an approval or authorization, expressly not given in writing by Mr. Adelson (or such an authorized individual)) within five (5) business days after the applicable request is made in writing by Construction Manager, and the same is necessary in order for Construction Manager to continue the Work, the 2-year time period set forth in Section 6.10 shall be extended by the number of days in the period from and including the day immediately after such 5- business day period until and including the day that Mr. Adelson (or such an authorized individual) gives such approval or authorization (or expressly elects in writing not to give such approval or authorization), gives such order or makes such decision in writing. In this regard Construction Manager acknowledges and confirms that no apparent authority, agency or similar claims may be made by Construction Manager with respect to any such approval, authorization, order or decision given or made from and after the execution date of this Agreement by any other purported representative or employee of Owner but not expressly given or made in writing by Mr. Adelson (or such an authorized individual), and all such claims are hereby waived by Construction Manager. The provisions of this Section 10.3 shall continue to apply notwithstanding the assignment of this Agreement to a Permitted Assignee (as defined in Section 12.2(b)).

                  10.4 Subject to Section 3.2.5, Owner shall secure and pay for necessary approvals, easements, assessments and charges required for the construction, use or occupancy of each portion of the Project.

                  10.5 The services and information required by the above paragraphs shall be furnished promptly, at Owner's expense, and Construction Manager shall be entitled to rely upon the accuracy and the completeness thereof.

                  10.6 Owner shall have the right to communicate with Contractors during the construction period, provided that (a) Owner shall give Construction Manager a reasonable opportunity to be present at any such oral communication and shall deliver to Construction Manager a copy of any such written communication, and (b) Owner shall not direct Contractors except through Construction Manager.

                  10.7 (a) Owner, from time to time and without invalidating this Agreement or the Contract Documents, shall have the right to order (in writing) changes in the Work consisting of: changes to the Assumptions; approval of Drawings that are inconsistent with the Assumptions (subject to Section 6.6); additions, deletions, and modifications in the Work; work which must be performed in respect of unforeseen conditions; changes in the intensity and pace of the Work (including suspensions of the Work or any portion thereof); and uncovering and covering of a portion of the Work, if such portion, upon uncovering, is found to be acceptable. Such changes shall be known as "Scope Changes." The events described in subsection 3.3.24 shall, subject to the last sentence of said subsection, also result in the issuance of a Scope Change if said events lead to an increase in the Cost of the Work or a delay in the progress of the Work. If a Scope Change is ordered, Owner and Construction Manager shall in good faith attempt to agree on the appropriate adjustment (if any) to the time period for achieving Substantial Completion referred to in Section 6.10, and the appropriate adjustment (if any) to the Guaranteed Maximum Price, in connection with such Scope Change, which adjustment to the Guaranteed Maximum Price shall be the parties' best estimate of the cost of the applicable change in the Work.

                      (b) In the event Owner and Construction Manager cannot, with respect to any Scope Change, agree in good faith on the appropriate adjustments (if any) to the time period for achieving Substantial Completion referred to in Section 6.10 or the Guaranteed Maximum Price, or cannot in good faith agree on whether the fourth sentence of Section 6.4 and/or the last sentence of Section 6.5 applies with respect to any design document or specification or other relevant fact (and/or on whether Section 6.6 applies with respect thereto), the matter(s) in question shall be resolved in accordance with the further provisions of this Section 10.7(b). In the event of any such disagreement, Owner and Construction Manager shall promptly jointly notify the Independent Expert (as defined below) of such disagreement and of their desire that such disagreement be resolved by the Independent Expert. The Independent Expert shall be instructed to render its decision within thirty (30) days (or any shorter time reasonably agreed to by Owner and Construction Manager, taking into account that no such disagreement can be pending as of the Initial GMP

Date) after such notification. Each of Owner and Construction Manager shall be entitled to present evidence and arguments to the Independent Expert, which evidence and arguments may include the relevant provisions hereof. During the pendency of such dispute-resolution procedure, the parties shall continue their performance under this Agreement, including with respect to the matter that is the subject of such procedure. The determination of the Independent Expert acting as above provided shall be conclusive and binding upon Owner and Construction Manager. The Independent Expert shall be required to give written notice to the parties stating its determination, and shall furnish to each party a signed copy of such determination. Each of Owner and Construction Manager shall pay one half of the fees and expenses of the Independent Expert and all other expenses of the above-described dispute resolution procedure (not including the attorneys' fees, witness fees and similar expenses of the parties, which shall be borne separately by each of the parties). As used herein, the "Independent Expert" shall mean an independent third party selected by Owner and Construction Manager no later than July 15, 1997.

                      (c) If, pursuant to the contemplated liquidated damages insurance policy described in Section 6.11 (or any comparable insurance policy obtained by Construction Manager for the benefit of Construction Manager), the Insurance Company must, pursuant to the terms of such policy, approve any Scope Change or matter with respect thereto, then (i) whenever the Owner and Construction Manager reach agreement with respect to any Scope Change or such matter, and whenever the Independent Expert makes a determination with respect to any Scope Change or such matter, Owner and Construction Manager shall use good-faith, diligent efforts to cause the Insurance Company to approve any such agreement or determination, and (ii) if the Insurance Company does not approve any such agreement or determination, then Owner and/or Construction Manager may contest such non-approval in an arbitration proceeding pursuant to the terms of its liquidated damages insurance policy, and both Owner and Construction Manager shall cooperate in connection with such arbitration. In all events, however, regardless of whether or not the Insurance Company approves any such agreement or determination, and regardless of the results of any such arbitration, any such agreement between Owner and Construction Manager, and any such determination by the Independent Expert, shall be fully binding on Owner and Construction Manager for all purposes of this Agreement.

                  10.8 If Owner or Architect learns of or observes a fault or defect in any of the Work, Owner shall notify (and shall cause the Architect to notify) Construction Manager in writing of the fault or defect, and Construction Manager agrees to either promptly correct such fault or defect (if the fault or defect is attributable to Construction Manager's own forces) or direct the Contractor(s) involved to make such corrections.

                  10.9 Owner shall make prompt payment of all amounts due in accordance with the terms of Subcontracts, purchase orders and this Agreement, subject to any disapproval rights provided for in Section 9.1 of this Agreement.

                  10.10 Owner shall maintain property and "wrap-up" liability insurance upon the entire Work. Such insurance is more particularly described on Schedule F, will be in effect as of the first day of the "construction phase" of the Project and includes (a) all risk property insurance covering the entire replacement value of the Work; (b) on-site workers compensation and employers liability insurance covering Architect (at Owner's option), Agencies, Construction Manager, Contractors and all tiers of subcontractors and the employees of each of the foregoing; (c) commercial general liability insurance; and (d) umbrella and excess liability insurance. The policy or policies shall name as insured Owner, Architect (at Owner's option), Construction Manager, Contractors and all tiers of subcontractors as their interests appear and shall insure against all perils, with a waiver of subrogation against any insured. Copies of all policies shall be delivered to Construction Manager. Coverage shall apply to materials and property in storage, off premises, or in transit to the Project site. If such insurance contains deductibles, Owner shall be liable to Construction Manager with respect to such deductibles to the extent the aggregate of all deductibles actually incurred by Construction Manager exceeds $100,000.

                  10.11 Owner shall execute all applications for permits, licenses and approvals.

                  10.12 Owner represents that subject to clause (2) of Section
11.1 and the first sentence of Section 12.2, during the course of construction of the Project, Owner shall be the fee owner of each portion of the Project and its site, except for certain parts of the north portion of the site.

                  10.13 Until Owner obtains all of its financing for the Project, Owner shall keep Construction Manager reasonably informed of the status thereof and of how Owner intends to fund the Project prior to such financing being obtained. The required time period for achieving Substantial Completion, and the Guaranteed

Maximum Price, shall be appropriately and equitably adjusted with respect to any delay in the Project attributable to (a) Owner not having necessary funds and/or
(b) Owner's delay in performing any of its obligations hereunder.

                  10.14 All "exclusions" that are part of the Assumptions are Owner's responsibility to furnish or provide.

                  10.15 Owner shall not hire any of Construction Manager's personnel unless Construction Manager is given reasonable prior notice of such hiring and a reasonable period of time to hire a replacement therefor. In addition, in no event shall Owner make any "wholesale hirings" of Construction Manager's personnel.

                                   ARTICLE 11

                                   TERMINATION

                  11.1 Construction Manager may terminate this Agreement in the event: (1) Owner has materially breached this Agreement and Owner has been given written notice, in hand or by certified or registered mail, seven (7) calendar days before the proposed date of such termination, of Construction Manager's intent to terminate; provided, however, that Owner may cure its default at any time prior to the proposed date of the termination, in which event the termination notice shall be deemed withdrawn and of no force or effect; (2) Owner transfers title to, or there is a ground lease of, the Project or any portion thereof, and the transferee or lessee, as the case may be, does not assume in writing all obligations of Owner under this Agreement; or (3) if the Project is stopped for a period of thirty (30) consecutive days under an order of any court or other public authority having jurisdiction, or as the result of an act of government.

                  11.2 If Construction Manager materially breaches any provision of this Agreement or fails substantially to perform in accordance with its terms, then Owner may, without prejudice to any other right or remedy Owner may have under law or this Agreement and after giving the Construction Manager seven days' written notice, during which period Construction Manager fails to cure the violation (or, in the case of any default which cannot be cured with all due diligence within such seven-day period, within such longer period as may be necessary to cure such default with all due diligence provided the Construction Manager begins to cure within such seven-day period and thereafter continues with due diligence), terminate this Agreement and take possession of the site and of all materials, equipment, tools, construction equipment and machinery thereon owned by Construction Manager and/or Owner and may finish the Project by whatever method Owner may in good faith deem expedient (or may elect to not finish the Project). In the event of any such termination, Construction Manager shall execute and do all such assurances, acts and things as Owner may in its good faith judgment consider expedient to facilitate Owner's taking of such possession. In particular, and without limitation, Construction Manager undertakes and agrees that it shall, upon Owner's request, execute assignments as beneficial owner to Owner (or to its designee), without further payment, of all trade contracts designated by Owner in such request, and of all Contractors' guarantees and warranties, and shall give all notices, orders and directions which Owner may in good faith think expedient for the purposes hereof.

Subject to paragraphs (a) and (b) of Section 6.11 (which paragraphs apply only with respect to Construction Manager's obligation to achieve Substantial Completion within the two (2) year period set forth in Section 6.10, as such time period may be adjusted pursuant to this Agreement), Construction Manager shall be liable for any damages suffered by Owner arising out of Construction Manager's breach of this Agreement, including, (a) in the case of any termination of this Agreement by Owner pursuant to this Section 11.2, (i) if Owner elects to complete the Project after such termination, the amount by which the actual cost of completing the Project (including components of the Project that are not part of the Work) is greater than what such actual cost (including the actual cost of components of the Project that are not part of the Work) would have been if Construction Manager had fulfilled its obligations hereunder, together with increased financing costs incurred by Owner as a result of the delay in the completion of the Project attributable to Construction Manager's breaches, Owner's termination of Construction Manager and the finishing of the Project by another method, and (ii) if Owner elects to not complete the Project after such termination (Construction Manager hereby acknowledging that Owner has the right to so elect without Owner waiving Construction Manager's liability for damages arising out of the breach by Construction Manager that led to its termination), all damages (other than consequential damages or damages for lost profits) suffered by Owner (to the extent arising out of Construction Manager's breach of this Agreement) that Construction Manager is liable for under applicable law, and (b) in the case of any breach by Construction Manager of the first sentence of paragraph (c) of Section 6.11, the damages suffered by Owner as a result of its inability to collect proceeds from the liquidated damages insurance policy with respect to the Insured Period, provided that in no event shall such damages be deemed to exceed one-thirtieth of the Monthly Amount (as defined in Schedule C) for each day of the applicable delay.

                  11.3 Either party may terminate this Agreement by giving ten
(10) calendar days written notice, in hand or by certified or registered mail, to the other party in the event of the following:

                  11.3.1 If such other party shall: admit in writing its inability to pay its debts generally as they become due; file a petition under the federal bankruptcy laws; make an assignment for the benefit of creditors; consent to the appointment of a receiver, liquidator or trustee of itself or all or part of its assets; commence a proceeding seeking arrangement, composition, readjustment, liquidation, dissolution, or similar relief; or if there shall be filed against such other party any similar petition or there is commenced against such other party any similar proceeding; or if a court shall enter an order, judgment, or decree appointing a receiver, liquidator, or trustee of such other party or of all or any of its assets.

                  11.4 Owner may, without cause and on seven days' written notice to Construction Manager, terminate this Agreement and take possession of the site and of all materials, equipment, tools, construction equipment and machinery therein owned by Construction Manager and/or Owner and may finish the Project by whatever method Owner may in good faith deem expedient.

                  11.5 In the event of any termination of this Agreement, Owner shall make any payments then due and unpaid or thereafter due to any Contractors directly to such Contractors.

                  11.6 If this Agreement is terminated by Owner pursuant to
Section 11.2, 11.3 or 11.4, Owner shall be liable for and pay to Construction Manager the Construction Management Fee billed to the date of termination (with an appropriate prorated amount for any partial month) and all Reimbursable Costs incurred to said date, provided that if this Agreement is terminated by Owner pursuant to Section 11.4 then Owner shall also be liable for and shall pay to Construction Manager (a) all reasonable "demobilization" costs and expenses incurred by Construction Manager as a result of such termination and (b) an amount equal to half of the amount, if any, by which actual Work Charges as of the effective date of such termination is less than the sum of the components of the Guaranteed Maximum Price then in effect attributable to Work completed as of the effective date of such termination. The provisions of this Section 11.6 shall survive the termination of this Agreement.

                  11.7 Upon termination of this Agreement and payment by Owner of such sums as may be owing to Construction Manager and upon release of Construction Manager by Owner of any liability for acts or work occurring after said termination, all of Construction Manager's right, title, and interest, if any, in and to each of the trade contracts and purchase orders shall be assigned to Owner together with any applicable warranties and guarantees, as Owner may direct in writing.

                                   ARTICLE 12

                                  MISCELLANEOUS

                  12.1 Defined Terms. Unless the context requires otherwise, terms used in this Agreement that are not specifically defined herein shall have the same meaning as their common usage in the construction industry or in the 1980 Edition of AIA Document A201/CM, General Conditions of the Contract for Construction, Construction Management Edition.

                  12.2     Assignment.

                           (a) This Agreement shall be binding upon, and inure
to the benefit of, Owner and Construction Manager and each of their respective successors and permitted assigns.

                           (b) Owner shall have the right to assign the Contract
Documents to one or more entities affiliated with Owner so long as Owner's ownership of the Project and rights under the loan documents with Lender (as defined in paragraph (c) of this Section 12.2) are assigned to or otherwise held by such entity or entities (such entity or entities, the "Permitted Assignee"). In the event Owner assigns its interest under the Contract Documents to a Permitted Assignee, such Permitted Assignee shall assume Owner's obligations under the Contract Documents, and Construction Manager agrees that Owner shall thereupon be completely released from any liability under the Contract Documents, whether accruing prior to or after the date of assignment (except with respect to any breaches by Owner prior to the date of assignment), and Construction Manager shall look solely to the Permitted Assignee for performance of Owner's obligations under the Contract Documents; provided, however, that if the Permitted Assignee is two or more entities, (a) the obligations and liabilities of Owner hereunder shall be the joint and several obligations and liabilities of each of such entities and (b) such entities shall inform Construction Manager in writing which one (and only one) of such entities shall have the power and authority to act as (and bind) Owner with respect to each right of Owner hereunder and each decision, authorization, approval and order to be made by Owner hereunder. Construction Manager agrees to use best efforts to include a clause in all trade contracts similar to the one herein providing for Owner's right to assign such trade contract to a Permitted Assignee and be released from liability. In all events, Construction Manager shall have no recourse against the officers, directors, employees, agents and direct and indirect owners of Owner in connection with the obligations and liabilities of Owner hereunder.

                           (c) Owner shall have the right to assign this
Agreement as security to one or more of its lenders (collectively, "Lender"). If this Agreement is so assigned to Lender, Construction Manager will, on request, execute and deliver such documents and instruments as Lender may reasonably request, including, without limitation, (i) an agreement whereby Construction Manager agrees to perform its services hereunder for Lender or its designee in the event that any default by Owner shall occur under the agreement with respect to which such assignment has been made and (ii) an amendment to this Agreement containing terms and conditions reasonably requested by Lender, so long as such terms and conditions do not materially increase Construction Manager's obligations hereunder.

                           (d) Construction Manager may not assign, transfer,
delegate or encumber its interest in or duties under this Agreement without the prior written consent of Owner, except that Owner's consent shall not be necessary if such an assignment is made to any affiliate of Construction Manager (provided that Lehrer

McGovern Bovis, Inc. shall remain liable for the obligations of Construction Manager hereunder if any such assignment is made).

                  12.3 Drawings. All Drawings are and shall remain the property of Owner.

                  12.4 Indemnification. (a) To the extent permitted by law, and in addition to any other rights or remedies Owner may have, Construction Manager shall assume the liability for and hereby agrees to indemnify and hold harmless Owner, Architect and each Agency, and each of their respective officers, directors, employees, agents, successors and assigns, from and against all liabilities, losses, damages (including theft and loss of use), expenses, actions, demands and claims (including reasonable attorneys' fees and disbursements) (collectively, "Losses") in connection with or arising out of any physical injury or alleged physical injury to persons (including death), or damages or losses or alleged damages or losses to tangible property or the use or loss of use thereof, sustained or alleged to have been sustained in connection with or to have arisen out of performance of the Work by Construction Manager and/or any Contractor or subcontractor. The foregoing shall not apply with respect to any Losses covered by insurance obtained by Owner (except with respect to deductibles that are not Owner's responsibility pursuant to the last sentence of Section 10.10) to the extent such losses are actually paid by the insurance company (unless not paid due to Owner's negligence in attempting to collect from such company).

                           (b) To the extent permitted by law, Owner shall
indemnify and hold harmless Construction Manager and its officers and directors harmless of and from any and all Losses arising out of or in connection with (i) compliance by Construction Manager with any request, direction or instruction by Owner relating to the Project (except to the extent Construction Manager knows that such request, direction or instruction will have an adverse impact upon the Project and fails to so notify Owner) and (ii) Owner's negligent acts or omissions, willful misconduct or breach of this Agreement.

                           (c) The indemnification obligations set forth in this
Section 12.4 shall not be construed to negate, abridge or reduce any other rights or remedies which Owner or Construction Manager may have hereunder or under applicable law. This Section 12.4 shall survive the termination or expiration of this Agreement.

                  12.5 Publicity. In all publicity, press releases, brochures, articles, interviews, and other announcements concerning the Project, Owner shall refer and give credit to Construction Manager by name as the construction manager for the Project. Construction Manager may, with Owner's consent, which consent shall not be unreasonably withheld, erect signs at the Project site at such locations and with such sizes as the Construction Manager may reasonably request, provided that if such signs identify Construction Manager as the construction manager for the Project, at least one (1) such sign shall also identify Architect as the architects for the Project.

                  12.6 No Amendment. This Agreement may not be orally amended, modified or terminated. This Agreement shall bind the successors and permitted assigns of the respective parties.

                  12.7 Entire Agreement. All understandings heretofore had between the parties are merged in this Agreement, which alone fully and completely expresses their Agreement. This Agreement shall be construed under the laws of the State of Nevada, and any claims and causes of action arising under or in connection with this Agreement shall be brought before a Nevada court of competent jurisdiction.

                  12.8 Severability. In the event that any term or provision, or part thereof, of this Agreement is held to be illegal, invalid or unenforceable under law, regulations or ordinances of any federal, state or local governments to which this Agreement is subject, such term or provision, or part thereof, shall be deemed severed from this Agreement and the remaining term(s) and provision(s) shall remain unaffected thereby.

                  12.9 Notices. Any notice, consent, approval or other communication required to be given by the terms and provisions of this Agreement or by any law or governmental regulation, either by Owner or Construction Manager, shall be in writing and shall be delivered personally (to one of the individuals named below) or sent by facsimile transmission, reputable overnight courier or registered or certified mail, postage prepaid and addressed to Luther Cochran, Peter Marchetto and Mark Melson for Construction Manager (facsimile number (212) 592-6997) and Sheldon Adelson, David Friedman and Roger McElfresh for Owner (facsimile number (702) 733-5620), at the address set forth on the first page of this Agreement, and shall be deemed given when so delivered personally, received by facsimile transmission with confirmed answerback, received by reputable overnight courier or if mailed, three (3) days after the date of mailing. A copy of any such notice to Construction Manager shall be sent to Reid and Priest, 40 West 57th Street, New York, New York 10019 (Attn.: Arthur C. Silverman, Esq.).

                  12.10 Disputes. In the event of any dispute (including a monetary dispute) between Owner and Construction Manager regarding the Work, this Agreement or any of the Contract Documents, Construction Manager shall not be entitled to suspend services hereunder pending resolution of the dispute but shall continue to perform all services required under this Agreement unless Owner, in writing, orders otherwise. Notwithstanding the foregoing, in the event Owner has failed to pay amounts properly due Construction Manager and undisputed under this Agreement for a period of seven (7) days after written notice from Construction Manager, Construction Manager may suspend services hereunder pending receipt of payment or termination of this Agreement.

                  12.11 Labor Unions. Construction Manager shall conduct its operations and the operations of all Contractors and others to conform to the rules, regulations and agreements in force of any trade union, association or council which regulates or determines what work is part of any particular trade. Construction Manager and Contractors shall work in harmony with each other and shall resolve any disputes or conflicts without involving the Owner. Construction Manager shall at all times cooperate and comply with Owner's reasonable labor directives, policies and procedures, so long as such directives, policies and procedures do not violate the "Work Continuation Agreement."

                  12.12 No Third Parties. Nothing contained in this Agreement shall be deemed to create a contractual relationship with or a cause of action in favor of any third party against Construction Manager or Owner.

                  IN WITNESS WHEREOF, this Agreement has been entered into as of the date first above written.

                                       LEHRER MCGOVERN BOVIS, INC.

                                       By:  /s/ Pete Marchetto
                                            ------------------------------------
                                            Name: Pete Marchetto
                                            Title: President, New York Region

                                       LAS VEGAS SANDS, INC.

                                       By:  /s/ William P. Weidner
                                            ------------------------------------
                                            Name: William P. Weidner
                                            Title: President

                                   SCHEDULE A

                     PAYMENT OF CONSTRUCTION MANAGEMENT FEE

                  No later than the 20th day of each calendar month beginning with May, 1997 until and including the calendar month immediately prior to the calendar month in which Substantial Completion is achieved, Owner shall pay Construction Manager an installment payment on account of the Construction Management Fee equal to the product of (x) the Applicable Percentage (as defined below), multiplied by (y) one and one-half percent (1 1/2%) of the Guaranteed Maximum Price then in effect (assuming, in all cases, a 3% contingency), provided that when the Guaranteed Maximum Price and/or the Applicable Percentage changes, an appropriate equal adjustment shall be made in all remaining installment payment(s) other than the Final Payment (as defined below) such that the sum of all installment payments paid or to be paid (other than the Final Payment) is or will be equal to the product of (A) the number of such installment payments, multiplied by (B) the Applicable Percentage then in effect, multiplied by (C) the Guaranteed Maximum Price then in effect (assuming, in all cases, a 3% contingency). As used herein, the Applicable Percentage shall mean the quotient of (i) one (1.0), divided by (ii) the total number of expected months (rounded to the nearest whole month) from the date hereof until the date Substantial Completion is achieved. Within ten (10) days after Final Completion is achieved, Owner shall pay Construction Manager a final installment payment (the "Final Payment") equal to the amount by which the total Construction Management Fee exceeds the sum of all previous installment payments (or Construction Manager shall pay Owner the amount by which the sum of all previous installment payments exceeds the total Construction Management Fee).

                                   SCHEDULE C

                  LIQUIDATED DAMAGES AND EARLY COMPLETION BONUS

I.    Liquidated Damages

      A.  Days 1-30:             Total liquidated damages = Construction
                                 Management Fee minus $1.4 million (such
                                 amount, the "Monthly Amount") payable as follows:

                                 each of days 1-7: one-seventh of 11-1/9% of Monthly Amount each of days 8-14: one-seventh of 16-2/3% of Monthly Amount each of days 15-21: one-seventh of 22-2/9% of Monthly Amount each of days 22-30: one-ninth of 50% of
                                 Monthly Amount

      B.  Days 31-120:           Total liquidated damages = Twenty-Four
                                 Million Sixty-Two Thousand Dollars
                                 ($24,062,000.00) (the "Total Amount"),
                                 payable as follows:
                                 each of days 31-60:  $298,466.67

                                 each of days 61-120: $251,800.00

      C.  Each day thereafter:   One-thirtieth of the Monthly Amount

II.   Early Completion Bonus:

      A.  Days 1-30:             The Monthly Amount, payable as follows:
                                 each of days 1-7: one-seventh of 11-1/9% of Monthly Amount each of days 8-14: one-seventh of 16-2/3% of Monthly Amount each of days 15-21: one-seventh of 22-2/9% of Monthly Amount each of days 22-30: one-ninth of 50% of Monthly Amount

      B.  Days 31-120:           ZERO

      C.  Each day thereafter:   One-thirtieth of the Monthly Amount

                                   SCHEDULE E

                               REQUIRED INSURANCE

                  Construction Manager will arrange for the following insurance to be obtained for its protection in connection with the Project.

                  1. Professional Liability Insurance with a $5,000,000 limit.

                  2. The automobile liability and offsite workers' compensation insurance described in Schedule F.

                  3. Certificates of Insurance with respect to the foregoing insurance will be submitted or be available to Owner prior to commencement of the Work, and shall provide that Owner shall be given thirty (30) days prior written notice of cancellation, non-renewal or material change. In addition, with respect to the automobile liability insurance described in paragraph 2 above, such certificates shall show each of Owner and Architect as an additional insured.

                                   SCHEDULE F

                                OWNER'S INSURANCE

                  Schedule F will be finalized by Owner and Construction Manager promptly after the execution of this Agreement, and will be substantially within the parameters of the April 29th Aon draft of Schedule F and Construction Manager's May 12th comments with respect thereto. Owner and Construction Manager acknowledge and confirm that (a) Schedule E may, if appropriate, be modified to reflect the finalized Schedule F and the discussions with respect thereto and
(b) this Agreement is intended to be, and shall be, fully binding and effective upon execution notwithstanding the fact that Schedule F has not yet been finalized.